   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                               ------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WORKFLOW GRAPHICS, INC.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

           DELAWARE                           2759                          06-1507104
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                NUMBER)

                            ------------------------
                             276 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 539-0301
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL B. FELDMAN
                            CHIEF FINANCIAL OFFICER
                            WORKFLOW GRAPHICS, INC.
                         3701 EAST VIRGINIA BEACH BLVD.
                            NORFOLK, VIRGINIA 23502
                                 (757) 455-8001
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------
                                WITH A COPY TO:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / / ______
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
                                                                       MAXIMUM             MAXIMUM            AMOUNT OF
            TITLE OF SECURITIES                     AMOUNT          OFFERING PRICE        AGGREGATE          REGISTRATION
              TO BE REGISTERED                 TO BE REGISTERED     PER SHARE (2)       OFFERING PRICE           FEE
Common Stock, par value $.001 per share, to
 be distributed to holders of U.S. Office
 Products Company common stock..............    100,000,000(1)          $.347            $34,719,000           $10,243

(1) Approximate number of shares of Workflow Graphics, Inc. common stock expected to be distributed based upon an assumed distribution ratio of one share of Workflow Graphics, Inc. common stock for every one share of U.S. Office Products Company common stock held by each stockholder of U.S. Office Products Company on the record date for the distribution. The actual distribution ratio will be determined prior to effectiveness of this Registration Statement, and is expected to be less than one share of Workflow Graphics, Inc. common stock for every one share of U.S. Office Products Company common stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based on a book value of $34,719,000 as of October 25, 1997.
------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

INFORMATION STATEMENT/PROSPECTUS

                            WORKFLOW GRAPHICS, INC.

            DISTRIBUTION OF UP TO         SHARES OF COMMON STOCK OF
    WORKFLOW GRAPHICS, INC. TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS COMPANY

    This Information Statement/Prospectus is being furnished by U.S. Office Products Company ("U.S. Office Products") in connection with the distribution to its stockholders of the stock of Workflow Graphics, Inc. ("Workflow Graphics" or the "Company"). Workflow Graphics is a Delaware corporation formed by U.S. Office Products that will own substantially all the assets of, and will be reponsible for substantially all the liabilities associated with, U.S. Office Products' Print Management Division. Pursuant to this distribution (the "Workflow Distribution" or the "Distribution"), all of the issued and outstanding shares of the common stock, $.001 par value per share, of Workflow Graphics (the "Company Common Stock") will be distributed to holders of record
as of the close of business on           , 1998 (the "Record Date") of the
common stock, par value $.001 per share, of U.S. Office Products ("U.S. Office Products Common Stock"). Each such holder will receive one share of Company
Common Stock for each       shares of U.S. Office Products Common Stock held on
the Record Date. Fractional shares will be aggregated into whole shares of Company Common Stock and sold on the open market by the Distribution Agent (as defined herein). The proceeds of such sales will be distributed to holders who otherwise would be entitled to receive fractional shares. See "The Workflow Distribution--General."

    Holders of U.S. Office Products Common Stock will not be required to pay any consideration for the shares of Company Common Stock they receive in the Workflow Distribution. There is no current public trading market for the Company Common Stock. The Company intends to seek approval for quotation of the shares of Company Common Stock under the symbol WORK on the National Market System of the Nasdaq Stock Market upon issuance, but there is no assurance that such approval will be obtained or that an active trading market will develop for the Company Common Stock following the Workflow Distribution.

    The Workflow Distribution is an element of a comprehensive restructuring plan (the "Strategic Restructuring Plan") approved by the Board of Directors of U.S. Office Products on January 12, 1998. The principal elements of the Strategic Restructuring Plan are: (1) a self-tender offer by U.S. Office Products (the "Tender Offer") to purchase 37,037,037 shares of U.S. Office Products Common Stock at $27.00 per share and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products stockholders of shares of four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses (the "Distributions"); and (3) the sale to an affiliate ("CD&R") of Clayton, Dubilier & Rice, Inc. of equity interests in U.S. Office Products (the "Equity Investment") following acceptance of shares in the Tender Offer and the Record Date for the Distributions. In addition to this Information Statement/Prospectus, U.S. Office Products is distributing a Tender Offer Statement regarding the Tender Offer and a Proxy Statement regarding stockholder approval of the issuance of securities in the Equity Investment. See "Additional Information."

    IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

    THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS INFORMATION STATEMENT/PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------
  THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE
                            ------------------------

    THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES.
                            ------------------------

     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS FEBRUARY   , 1998

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Company Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Stock. This Information Statement/Prospectus, while forming a part of the Company Form S-1, does not contain all of the information set forth in the Company Form S-1. Reference is hereby made to the Company Form S-1 for further information with respect to the Company and the securities to be distributed to the U.S. Office Products stockholders in the Workflow Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Company Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The Company Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

    Following the Workflow Distribution, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    Additional information regarding the Strategic Restructuring Plan and the Company may be found in reports, proxy statements and other information filed by U.S. Office Products with the SEC, including U.S. Office Products Tender Offer
Statement on Schedule 13E-4 filed on             , 1998 and U.S. Office Products
Proxy Statement filed on             , 1998.

    The Company intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. The Company does not intend to furnish its stockholders quarterly reports.

    Questions concerning the Workflow Distribution should be directed to Mark D. Director, Chief Administrative Officer, Secretary and General Counsel of U.S. Office Products, or Donald H. Platt, Senior Vice President, Chief Financial Officer and Treasurer of U. S. Office Products, at (202) 339-6700. After the Workflow Distribution, holders of Company Common Stock having inquiries related to their investment in the Company should contact Michael B. Feldman, Chief Financial Officer of Workflow Graphics, at (757) 455-8001.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                            ------------------------

    Until             , 1998 (the expiration of the twenty-fifth calendar day
following the Workflow Distribution), all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver an Information Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1

RISK FACTORS...............................................................................................           6

THE WORKFLOW DISTRIBUTION..................................................................................          15

ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, WORKFLOW GRAPHICS

  AND THE OTHER SPIN-OFF COMPANIES AFTER THE DISTRIBUTIONS.................................................          23

DIVIDEND POLICY............................................................................................          25

CAPITALIZATION.............................................................................................          26

SELECTED FINANCIAL DATA....................................................................................          27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WORKFLOW
  GRAPHICS.................................................................................................          29

INDUSTRY OVERVIEW..........................................................................................          35

BUSINESS...................................................................................................          36

MANAGEMENT OF WORKFLOW GRAPHICS............................................................................          43

RELATED PARTY TRANSACTIONS.................................................................................          48

PRINCIPAL STOCKHOLDERS OF WORKFLOW GRAPHICS................................................................          49

DESCRIPTION OF WORKFLOW GRAPHICS CAPITAL STOCK.............................................................          50

EXPERTS....................................................................................................          52

LEGAL MATTERS..............................................................................................          52

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. STOCKHOLDERS SHOULD READ THE INFORMATION STATEMENT/ PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO
(I) U.S. OFFICE PRODUCTS AND THE COMPANY (OR WORKFLOW GRAPHICS) SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES, AND (II) THE COMPANY (OR WORKFLOW GRAPHICS) PRIOR TO THE DISTRIBUTION DATE SHALL REFER TO THE PRINT MANAGEMENT DIVISION OF U.S. OFFICE PRODUCTS.

                                  THE COMPANY

    Workflow Graphics, Inc. (the "Company" or "Workflow Graphics") is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services which allow customers to realize cost savings by outsourcing non-core operations, as well as design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly fragmented graphic arts industry. The Company has grown primarily as a result of acquisitions to $358 million in revenues for the twelve months ended October 25, 1997, on a pro forma basis. Workflow Graphics intends to continue to pursue an aggressive acquisition strategy to extend its geographic scope and market penetration, and to increase sales to existing customers by cross-marketing documents, envelopes and commercial printing.

    Workflow Graphics offers a full range of printed products which are either produced by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, for applications such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. Approximately 56.2% of the Company's revenues are derived from products purchased by the Company for distribution, and 43.8% are derived from products manufactured by it. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet businesses' demand for printed products.

    The Company also provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. As an outsourcing specialist, Workflow Graphics enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. The Company does not charge a separate fee for its management services, but instead tailors its product pricing to reflect the services provided. The Company has developed its GetSmart-TM- and Informa-TM- transaction and information systems to support these services and the Company's sales of printed products. In order to meet growing demand, Workflow Graphics plans to continue to expand its product lines and services, and to promote its print and facilities management services, which allow customers to outsource the management of printed products.

    The Company intends to capitalize on consolidation opportunities in three segments of the North American graphic arts industry: United States printed products, United States envelopes, and Canadian printed products. The Company plans to expand into targeted markets, focusing on opportunities that complement and complete its product line and service offerings. As part of this strategy, Workflow Graphics intends to acquire established, high-quality local and regional companies. The Company plans to leverage newly acquired companies' customer relationships with GetSmart-TM- and Informa-TM- and its full offering of print and facilities management services. Workflow Graphics also plans to grow internally by developing new products, cross-marketing its products and implementing its transaction and information systems throughout the Company.

    Workflow Graphics was formed on February 13, 1998. U.S. Office Products Company ("U.S. Office Products") acquired SFI Corp. ("SFI") and a related company, Hano Document Printers, Inc. ("Hano"), on January 24, 1997. On April 25, 1997, U.S. Office Products acquired United Envelope Co., Inc. ("United"), Rex Envelope Co., Inc. ("Rex"), Huxley Envelope Corporation ("Huxley") and Pocono Envelope Corporation ("Pocono"). On April 26, 1997, U.S. Office Products acquired Data Business Forms Limited ("DBF"). When U.S. Office Products determined to separate non-core businesses from its core operations as part of the Strategic Restructuring Plan (as defined herein), SFI and United were converted into limited liability companies whose sole member and equity owner is the Company, the shares of Rex, Huxley and Pocono were transferred to United, and the shares of Hano and DBF were transferred to the Company. Workflow Graphics has approximately 350 full-time salespeople, of whom approximately 50% have been with the Company more than five years. Senior management averages more than 20 years with the Company. The principal executive offices of the Company are located at 276 Park Avenue South, New York, New York 10010, although the Company intends to relocate these offices to Palm Beach, Florida. Workflow Graphics' telephone number is (212) 539-0301.

                    BACKGROUND OF THE WORKFLOW DISTRIBUTION

THE DISTRIBUTION.............  Shares of common stock, par value $.001 per share, of the Company (the
                               "Company Common Stock") will, subject to certain conditions, be distributed to the stockholders of record of U.S. Office Products (the
                               "Workflow Distribution" or the "Distribution") on            , 1998 (the
                               "Record Date"). The Workflow Distribution is part of a comprehensive restructuring plan (the "Strategic Restructuring Plan") that U.S. Office
                               Products Board of Directors adopted on January 12, 1998. The principal elements of the Strategic Restructuring Plan are:

                               -          Pursuant to a self-tender offer, U.S. Office Products will purchase 37,037,037 shares of its Common Stock, $.001 par value
                                          ("U.S. Office Products Common Stock"), or approximately 28% of the outstanding shares of U.S. Office Products Common Stock, at
                                          $27.00 per share (the "Tender Offer") and will incur additional indebtedness to finance a substantial portion of the purchase price of such shares.

                               -          After acceptance of shares in the Tender Offer, U.S. Office
                                          Products will distribute to U.S. Office Products stockholders the shares of four separate companies: Paradigm Concepts, Inc.,
                                          Workflow Graphics, School Specialty, Inc., and TDOP, Inc.
                                          (collectively, the "Spin-Off Companies"). The distributions of the shares of the Spin-Off Companies are referred to in this
                                          Information Statement/Prospectus as the "Distributions." The
                                          Spin-Off Companies will hold U.S. Office Products' current techology solutions, print management, educational supplies and corporate travel services businesses, respectively.

                               -          Following the Record Date, an affiliate ("CD&R") of Clayton,
                                          Dubilier & Rice, Inc., a private investment firm, will acquire
                                          U.S. Office Products Common Stock and warrants to purchase additional U.S. Office Products Common Stock for $270.0 million
                                          (the "Equity Investment"). CD&R will not acquire any interests in the Spin-Off Companies.

                               U.S. Office Products will retain its North American Office Products Group
                               (which includes the office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes, Etc., its New Zealand and
                               Australia operations and its 49% interest in Dudley Stationery Limited (a
                               U.K. contract stationer).

REASONS FOR THE                The Distributions are intended to separate the Spin-Off Companies from
DISTRIBUTIONS................  U.S. Office Products' other businesses so that each can:

                               -          adopt strategies and pursue objectives that are appropriate to its respective industry;

                               -          pursue an independent acquisition program that allows for a more focused use of resources and, where stock is used as
                                          consideration, provide stock of a public company that is in the same industry as the businesses being acquired;

                               -          be recognized by the financial community as a distinct business that can be evaluated more readily and compared more easily to industry peers; and

                               -          implement more focused incentive compensation packages that respond to specific industry and market conditions and enhance employee retention objectives.

                               The Distributions are also integral to the objectives of the Equity
                               Investment, which is conditioned on completion of all of the
                               Distributions. See "The Workflow Distribution--Reasons for the
                               Distribution."

SHARES TO BE DISTRIBUTED.....  Based on the number of shares of U.S. Office Products Common Stock
                               outstanding on       , 1998, less 37,037,037 shares to be repurchased in
                               the Tender Offer, approximately       shares of the Company Common Stock
                               will be distributed to stockholders of U.S. Office Products in the
                               Workflow Distribution. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Record Date pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.

DISTRIBUTION RATIO...........  Each U.S. Office Products stockholder will receive one share of Company
                               Common Stock for every       shares of U.S. Office Products Common Stock
                               held on the Record Date.

FRACTIONAL SHARE INTERESTS...  Fractional share interests will be aggregated and sold by the Distribution
                               Agent and the cash proceeds will be distributed to those U.S. Office
                               Products stockholders entitled to a fractional interest. See "The Workflow
                               Distribution-- General."

RECORD DATE..................  , 1998.

DISTRIBUTION DATE............  Certificates representing shares of the Company Common Stock will be
                               mailed to U.S. Office Products stockholders on or about       , 1998.
DISTRIBUTION AGENT...........

TAX CONSEQUENCES.............  U.S. Office Products will receive an opinion of counsel that for U.S.
                               federal income tax purposes the receipt of the Company Common Stock by
                               U.S. Office Products stockholders should be tax-free to U.S. Office
                               Products and the U.S. Office Products stockholders. See "The Workflow
                               Distribution--U.S. Federal Income Tax Consequences of the Workflow
                               Distribution."

ARRANGEMENTS AMONG U.S.
OFFICE PRODUCTS, WORKFLOW
GRAPHICS AND THE OTHER SPIN-
OFF COMPANIES AFTER THE
DISTRIBUTIONS................  Workflow Graphics, U.S. Office Products and the other Spin-Off Companies will enter into an agreement (the "Distribution Agreement") in connection with the Distribution pursuant to which, among other things, (i) equity interests in the U.S. Office Products subsidiaries that engage in the print management business will be transferred to Workflow Graphics, (ii)
                               liabilities will be allocated among Workflow Graphics, U.S. Office
                               Products and the other Spin-Off Companies, and (iii) Workflow Graphics,
                               U.S. Office Products and the other Spin-Off Companies will indemnify one another for liabilities assumed under the Distribution Agreement and certain other liabilities.

                               Workflow Graphics and U.S. Office Products will also enter into an agreement (the "Tax Allocation Agreement") (i) allocating to Workflow
                               Graphics responsibility for its share of U.S. Office Products'
                               consolidated income tax liability for the years that it was included in
                               U.S. Office Products' consolidated federal income tax returns, (ii)
                               sharing certain state, local and foreign taxes, and (iii) providing (a)
                               for indemnification by Workflow Graphics for certain taxes if they are assessed against U.S. Office Products as a result of the Distributions, and (b) joint and several indemnification by Workflow Graphics and the other Spin-Off Companies for such taxes resulting from certain acts taken by Workflow Graphics or any of the other Spin-Off Companies. The liability to U.S. Office Products for taxes resulting from such acts will be allocated among the Spin-Off Companies pursuant to a separate agreement
                               (the "Tax Indemnification Agreement"). As a consequence, Workflow Graphics will be primarily liable for taxes resulting from acts taken by Workflow
                               Graphics and liable (subject to indemnification by the other Spin-Off
                               Companies) for any taxes resulting from acts taken by the other Spin-Off
                               Companies.

                               Workflow Graphics, U.S. Office Products and the other Spin-Off Companies will also enter into an agreement (the "Employee Benefits Agreement")
                               relating to the allocation of assets, liabilities and responsibilities with respect to employee benefit plans and programs and certain related matters. See "Arrangements Among U.S. Office Products, Workflow Graphics
                               and the Other Spin-Off Companies After the Distributions."

                              SUMMARY RISK FACTORS

    In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on p. 6, including, among others, risks associated with (i) the absence of a prior trading market for shares of Company Common Stock, (ii) the fact that the Company has not operated as a stand-alone entity, separate from U.S. Office Products, (iii) dependence upon acquisitions for further growth,
(iv) integrating acquisitions and acquisition financing, (v) conflicts of interest resulting from the fact that (a) the Distribution Agreement is not the result of arms'-length negotiation and (b) stock options are being issued to certain officers and directors of the Spin-Off Companies in connection with the Distributions, (vi) the tax consequences of the Distributions and (vii) limitations on equity offerings and the use of Workflow Graphics capital stock in acquisitions.

                           SUMMARY FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 FISCAL
                                                                                                               YEAR ENDED
                                                                                                               APRIL 26,
                                                                                                 FOUR MONTHS   ----------
                                                             YEAR ENDED DECEMBER 31,                ENDED
                                                  ---------------------------------------------   APRIL 30,
                                                    1992        1993        1994      1995(2)        1996         1997
                                                  ---------  ----------  ----------  ----------  ------------  ----------
STATEMENT OF INCOME DATA:
Revenues........................................  $  80,731  $  118,965  $  154,193  $  309,426   $  114,099   $  334,220
Cost of revenues................................     57,054      85,956     114,885     234,959       82,998      243,179
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Gross profit....................................     23,677      33,009      39,308      74,467       31,101       91,041
Selling, general and administrative expenses....     20,800      27,266      32,020      62,012       22,485       70,949
Non-recurring acquisition costs.................                                                                    5,006
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Operating income................................      2,877       5,743       7,288      12,455        8,616       15,086
Interest expense................................        904       1,267       2,048       5,370        1,676        4,827
Interest income.................................        (81)       (116)                                 (18)         (25)
Other (income) expense..........................        366         461         186          62         (151)         632
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Income before provision for (benefit from)
  income taxes and extraordinary items..........      1,688       4,131       5,054       7,023        7,109        9,652
Provision for (benefit from) income taxes.......        153         259         379         (33)       1,351        3,591
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Income before extraordinary items...............      1,535       3,872       4,675       7,056        5,758        6,061
Extraordinary items(4)..........................                                            700                       798
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Net income......................................  $   1,535  $    3,872  $    4,675  $    6,356   $    5,758   $    5,263
                                                  ---------  ----------  ----------  ----------  ------------  ----------
                                                  ---------  ----------  ----------  ----------  ------------  ----------
Pro forma net income per share(5)...............
Weighted average shares outstanding(6)..........


                                                                               SIX MONTHS ENDED
                                                              --------------------------------------------------
                                                                                            PRO          PRO
                                                     PRO                                   FORMA        FORMA
                                                    FORMA     OCTOBER 26,  OCTOBER 25,  OCTOBER 26,  OCTOBER 25,
                                                   1997(3)       1996         1997        1996(3)      1997(3)
                                                  ----------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues........................................  $  349,174   $ 161,798    $ 173,347    $ 169,179    $ 178,086
Cost of revenues................................     251,314     117,563      127,547      121,584      129,712
                                                  ----------  -----------  -----------  -----------  -----------
Gross profit....................................      97,860      44,235       45,800       47,595       48,374
Selling, general and administrative expenses....      75,508      33,500       35,983       36,007       37,471
Non-recurring acquisition costs.................
                                                  ----------  -----------  -----------  -----------  -----------
Operating income................................      22,352      10,735        9,817       11,588       10,903
Interest expense................................       3,578       2,250        1,390        1,789        1,789
Interest income.................................
Other (income) expense..........................         408         622         (166)         518         (294)
                                                  ----------  -----------  -----------  -----------  -----------
Income before provision for (benefit from)
  income taxes and extraordinary items..........      18,366       7,863        8,593        9,281        9,408
Provision for (benefit from) income taxes.......       7,532       1,708        3,480        3,806        3,858
                                                  ----------  -----------  -----------  -----------  -----------
Income before extraordinary items...............  $   10,834       6,155        5,113    $   5,475    $   5,550
                                                  ----------                            -----------  -----------
                                                  ----------                            -----------  -----------
Extraordinary items(4)..........................
                                                              -----------  -----------
Net income......................................               $   6,155    $   5,113
                                                              -----------  -----------
                                                              -----------  -----------
Pro forma net income per share(5)...............  $     0.11                             $    0.06    $    0.06
                                                  ----------                            -----------  -----------
                                                  ----------                            -----------  -----------
Weighted average shares outstanding(6)..........      95,963                                95,963       95,963

                                                                                                         DECEMBER 31,
                                                                                          ------------------------------------------
                                                                                            1992       1993       1994       1995
                                                                                          ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital.........................................................................  $   6,005  $   7,264  $   8,583  $  20,127
Total assets............................................................................     26,543     48,374     51,357    120,630
Long-term debt, less current portion....................................................      4,632      9,632      7,355     28,812
Long-term payable to U.S. Office Products...............................................
Stockholder's equity....................................................................      7,459     11,675     12,889     24,719

                                                                                                                   OCTOBER
                                                                                                                   25, 1997
                                                                                                                  ----------
                                                                                          APRIL 30,   APRIL 26,
                                                                                             1996        1997       ACTUAL
                                                                                          ----------  ----------  ----------
BALANCE SHEET DATA:
Working capital.........................................................................  $   23,378  $   17,009  $   22,677
Total assets............................................................................     117,949     125,108     129,703
Long-term debt, less current portion....................................................      28,108       6,034       5,660
Long-term payable to U.S. Office Products...............................................                  20,891      21,955
Stockholder's equity....................................................................      29,120      27,549      34,719


                                                                                             PRO
                                                                                           FORMA(7)
                                                                                          ----------
BALANCE SHEET DATA:
Working capital.........................................................................  $   46,735
Total assets............................................................................     144,405
Long-term debt, less current portion....................................................      40,463
Long-term payable to U.S. Office Products...............................................
Stockholder's equity....................................................................      58,448

------------------------
(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") has been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma financial information reflects completed and probable acquisitions through February 13, 1998.
(2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.
(3) Gives effect to the Distribution and the purchase acquisitions completed by the Company since May 1, 1996 and the probable purchase acquisition of Astrid Offset Corporation, as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
(4) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.
(5) Pro forma net income per share is pro forma income before extraordinary items per share.
(6) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.
(7) Gives effect to the Distribution and the probable purchase acquisition of Astrid Offset Corporation as if such transactions had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS INFORMATION STATEMENT/PROSPECTUS.

NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Workflow Distribution, there has been no public market for the Company Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. Until Company Common Stock is fully distributed and an orderly market develops in Company Common Stock, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of Company Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for Company Common Stock, (ii) developments affecting the Company's businesses generally, (iii) the Company's dividend policy, (iv) investor perception of the Company's business and the graphic arts industry generally, and (v) general economic and market conditions.

    Although Workflow Graphics intends to apply for the Company Common Stock to be quoted on the Nasdaq Stock Market National Market System ("Nasdaq Stock Market") upon issuance, the Company cannot ensure that approval for such quotation will be obtained. If such approval is granted, the Company cannot ensure that it will continue to meet the requirements for quotation of the Company Common Stock on the Nasdaq Stock Market. Regardless of whether the Company Common Stock is quoted on the Nasdaq Stock Market or trades in the over-the-counter market with quotations published in the OTC Bulletin Board and the NQB Pink Sheets, the Company cannot ensure that an effective trading market will develop or, if one does develop, that it will be maintained.

    A "when-issued" trading market in the Company Common Stock may develop on or about the effective date of the registration statement of which this Information Statement/Prospectus is a part. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. Whether or not there is a "when-issued" market prior to the availability of certificates, until an orderly market for the Company Common Stock develops, the prices at which shares of such stock will trade may be affected by an imbalance of supply and demand.

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    The Company is the result of the consolidation by U.S. Office Products of nine separate companies engaged in the graphic arts business. The operations of Workflow Graphics as a stand-alone, consolidated entity may place significant demands on the Company's management, operational and technical resources. Prior to the Workflow Distribution, certain general and administrative functions relating to the Company's business (such as legal and accounting) were handled by U.S. Office Products. The Company's future performance will depend on its ability to function as a stand-alone entity, to finance and manage expanding operations, and to adapt its information systems to changes in its business. In addition, Workflow Graphics will not be able to rely on the purchasing power of U.S. Office Products and, therefore, may not be able to obtain the same volume discounts for products and services that are available to U.S. Office Products. As a result, the Company's expenses may be higher than when it was a part of U.S. Office Products, and the Company may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had Workflow Graphics been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of the Company.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional graphic arts businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. Prior to the Workflow Distribution, the Company's acquisitions were completed with substantial business, legal and accounting assistance from U.S. Office Products and the acquisitions were primarily paid for with U.S. Office Products Common Stock. The pace of the Company's acquisition program may be adversely affected by the absence of U.S. Office Products' support for the acquisitions. In addition, Workflow Graphics intends to use Company Common Stock to pay for certain of its acquisitions and, therefore, if the owners of potential acquisition candidates are not willing to receive shares of Company Common Stock in exchange for their businesses, the Company's acquisition program could be adversely affected. Moreover, the consolidation of the North American graphic arts industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies. In addition, Workflow Graphics is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the Workflow Distribution. Limitations on the Company's ability to issue shares could also adversely affect the Company's acquisition strategy. See "Limitations on Equity Offerings and the Use of Workflow Graphics Stock in Acquisitions" and "Tax Matters."

RISKS RELATED TO INTEGRATION OF ACQUISITIONS

    Integration of acquisitions may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on its reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Furthermore, although Workflow Graphics conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of Workflow Graphics.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION

    Workflow Graphics currently intends to finance its future acquisitions by using shares of Company Common Stock, cash, borrowed funds or a combination thereof. If the Company Common Stock does not maintain a sufficient market value, if the price of Company Common Stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept Company Common Stock as part of the consideration for the sale of their businesses, Workflow Graphics may be required to use more of its cash resources or more borrowed funds, in order to initiate and maintain its acquisition program. If Workflow Graphics does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. However, the use of equity offerings in connection with the Workflow Distribution will also be subject to certain limitations on the number of shares that Workflow Graphics can issue without jeopardizing the tax-free treatment of the Workflow Distribution. See "Limitations on Equity Offerings and the Use of Workflow Graphics Stock in Acquisitions" and "Tax Matters." Prior to the Distributions, Workflow Graphics was not responsible for obtaining external sources of funding. There can be no assurance that Workflow Graphics, as a stand-alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

    Upon completion of the Workflow Distribution, the Company will have authorized but unissued and unreserved shares of Company Common Stock, which (subject to the rules and regulations of federal and state securities laws, limitations under U.S. federal income tax laws and rules and the rules of the Nasdaq Stock Market) the Company will be able to issue in order to finance acquisitions without obtaining stockholder approval for such issuance. Existing stockholders may suffer dilution if Workflow Graphics uses Company Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Company Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Company Common Stock.

LIMITATIONS ON EQUITY OFFERINGS AND THE USE OF WORKFLOW GRAPHICS STOCK IN
  ACQUISITIONS

    As a result of certain U.S. federal income tax limitations under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") on the number of shares that Workflow Graphics can issue without jeopardizing the tax-free treatment of the Workflow Distribution, the amount of Workflow Graphics capital stock that is issued in connection with an acquisition by Workflow Graphics or as part of an issuance of Workflow Graphics capital stock, if such acquisition or issuance is deemed to be part of a plan that includes the Workflow Distribution, when Workflow Graphics capital stock issuable upon the exercise of options granted in connection with the Workflow Distribution, including the options that will be issued to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement (as defined herein), may be limited to 20% of the amount of Workflow Graphics capital stock that would be issued and outstanding after giving effect to all such issuances. Depending upon the position that the IRS takes on these issues in light of certain 1997 tax law changes, the 20% limitation may not apply. However, in any event, a 50% limitation will apply to the issuance of Workflow Graphics capital stock. There is a rebuttable presumption that transactions occuring within two years of the Workflow Distribution would be subject to the 50% limitation. See "Tax Matters" and "The Workflow Distribution -- U.S. Federal Income Tax Consequences of the Workflow Distribution." These limitations could adversely affect the pace of Workflow Graphics' acquisition program and its ability to issue Company Common Stock for other purposes, including equity offerings.

RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of the Company being a wholly-owned subsidiary of U.S. Office Products prior to the Workflow Distribution, the Company will be unable to satisfy this criteria for a period of two years following the Workflow Distribution. Therefore, the Company will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by the Company during such period will be accounted for under the purchase method resulting in the recording of goodwill. See "Material Amount of Intangible Assets."

POTENTIAL CONFLICTS OF INTEREST IN THE DISTRIBUTIONS

    The Company is currently a wholly-owned subsidiary of U.S. Office Products. On or before the Distribution Date, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement, the Spin-Off Companies will enter into and the Tax Indemnification Agreement. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions." These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Workflow Distribution.

    Certain indemnification obligations of the Company and the other Spin-Off Companies to U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to such other Spin-Off Company. In addition, the agreements will allocate certain liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the specific business to be conducted by the Spin-Off Companies and post-Distribution U.S. Office Products among U.S. Office Products and each of the Spin-Off Companies. Adverse developments involving U.S. Office Products or a Spin-Off Company (other than Workflow Graphics), or material disputes with U.S. Office Products following the Distributions, could have a material adverse effect on the Company.

    The terms of the agreements that will govern the relationship among the Company, U.S. Office Products and the other Spin-Off Companies will be established by U.S. Office Products in consultation with the Company and the other Spin-Off Companies prior to the Distribution and, while the Company and the other Spin-Off Companies are wholly-owned subsidiaries of U.S. Office Products. The terms of these agreements, including the allocation of general corporate and securities liabilities among U.S. Office Products, the Company and the other Spin-Off Companies, may not be the same as they would be if the agreements were the result of arms'-length negotiations. In addition, the agreements must contain certain terms specified in U.S. Office Products' agreement with CD&R relative to the Equity Investment and must otherwise be reasonably acceptable to CD&R. CD&R will not be a stockholder in any of the Spin-Off Companies and its interests may be adverse to those of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions." Accordingly, there can be no assurance that the terms and conditions of the agreements will not be more or less favorable to the Company than those that might have been obtained from unaffiliated third parties.

    On the Distribution Date, Jonathan J. Ledecky, Chairman of the U.S. Office Products Board of Directors, will receive options for shares of each of the Spin-Off Companies exercisable for up to 7.5% of the common stock of each Spin-Off Company. See "Management of Workflow Graphics--Director Compensation and Other Arrangements." As a result, Mr. Ledecky has interests in the Distributions that differ in certain respects from, and may conflict with, the interests of other stockholders of U.S. Office Products and Workflow Graphics.

TAX MATTERS

    U.S. Office Products will receive an opinion from Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes the Workflow Distribution should qualify as a tax-free spin-off under
Section 355 of the Code, and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and the Spin-Off Companies. A ruling has not been, and will not be, sought from the Internal Revenue Service (the "IRS") with respect to the U.S. federal income tax consequences of the Workflow Distribution, and it is possible that the IRS may take the position that the Workflow Distribution does not qualify as a tax-free spin-off. Assuming the Workflow Distribution qualifies under Section 355 of the Code as a tax-free spin-off, and is not subject to Section 355(e), no gain or loss will be recognized by either U.S. Office Products or the holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares) solely as a result of the distribution or receipt of Company Common Stock in connection with the Workflow Distribution.

    If the Workflow Distribution fails to qualify under Section 355 of the Code as a tax-free spin-off, each holder of U.S. Office Products Common Stock on the Record Date will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Company Common Stock distributed to such holder of U.S. Office Products Common Stock including fractional shares. Neither U.S. Office Products nor any of the Spin-Off Companies will be obligated to indemnify U.S. Office Products stockholders for any such tax. In addition, U.S. Office Products will be subject to a material corporate-level U.S. federal income tax (discussed in the following paragraph).

    Certain transactions involving U.S. Office Products or Company Common Stock may jeopardize the tax-free treatment of the Workflow Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or Workflow Graphics is acquired by one or more persons acting pursuant to a plan that is deemed to include the Workflow Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the Workflow Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of U.S. Office Products or Workflow Graphics pursuant to arrangements existing at the time of the Workflow Distribution will generally be deemed to be part of a plan that includes the Workflow Distribution and any such acquisition or issuance occurring within two years of the Workflow Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of Workflow Graphics that represents more than 20% of the capital stock of Workflow Graphics, in one or more transactions deemed to be part of a plan that includes the Workflow Distribution, will result in the Workflow Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the Workflow Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive Company Common Stock in the Workflow Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of Section 355(e). As a result of these limitations, the number of shares of capital stock that Workflow Graphics can issue following the Workflow Distribution may be limited. See "Limitations on Equity Offerings and the Use of Workflow Graphics Stock in Acquisitions."

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    In connection with the Distributions, U.S. Office Products will enter into the Tax Allocation Agreement with the Spin-Off Companies, which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Graphics will enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will be primarily liable to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Graphics will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Graphics. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions--Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

MATERIAL AMOUNT OF INTANGIBLE ASSETS

    Approximately $13.3 million, or 9.2% of the Company's pro forma total assets as of October 25, 1997, represents intangible assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income. The Company will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, Workflow Graphics would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of the Company Common Stock.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT

    The Company's success and ability to compete depends in part upon its proprietary technology, trademarks and copyrights. Workflow Graphics regards the software underlying its GetSmart-TM-, Imagenet-TM-and Informa-TM- systems as proprietary, and relies primarily on trade secrets, copyright and trademark law to protect these proprietary rights. The Company has registered some of its trademarks, and has no patents issued nor applications pending. Existing trade secrets and copyright laws afford the Company only limited protection. Unauthorized parties may attempt to copy aspects of the Company' software or to obtain and use information that Workflow Graphics regards as proprietary. Policing unauthorized use of the Company's software is difficult. Workflow Graphics generally enters into confidentiality and assignment agreements with its employees, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. Workflow Graphics is not aware that any of its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against Workflow Graphics in the future. Any such claims, with or without merit, can be time consuming and expensive to defend and may require the Company to enter into royalty or licensing agreements or cease the alleged infringing activities. See "Business--Print Management" and "--Intellectual Property."

EFFECTS OF CHANGES IN DEMAND FOR DOCUMENTS; CYCLICALITY

    Historically, the Company's operating results have depended heavily on sales of documents. For the year ended April 26, 1997, and for the six months ended October 25, 1997, sales of documents accounted for approximately 56% and 51%, respectively, of the Company's net sales. Workflow Graphics anticipates that document sales will continue to account for a significant percentage of the Company's sales for the foreseeable future. An important element of the Company's business strategy is to continue its growth in document sales by continuing to acquire other document companies, hiring experienced sales representatives, attracting new customers and increasing sales to existing customers. The overall document industry has not grown in the last few years, although demand for certain products, such as laser forms, pressure-sensitive labels, form/label combinations and single-part cut-sheet mailers has increased. Accordingly, for Workflow Graphics to continue its growth in document sales, it must increase its market share and respond to changes in demand in the overall document industry. No assurance can be given that Workflow Graphics will be successful in increasing its market share or responding to shifts in demand. The failure by the Company to do so could have a material adverse effect on its business, financial condition or results of operations.

    Over the last several years, the document industry has undergone a transition as a result of the increased usage of laser printer technology, which has led to a decreased demand for certain forms products. The continuation of such technological changes, or the development of other trends that decrease demand for documents, could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, electronic forms and electronic data interchange technologies have recently been introduced and while these technologies currently represent a small portion of the market for the Company's products, no assurance can be given as to the potential impact of such emerging technologies on the document industry.

    In addition, the document industry historically has been affected by general economic and industry cycles that have materially and adversely affected distributors and manufacturers of documents. No assurance can be given as to the effect of a continuation of, or change in, such business cycles on the Company's business, financial condition or results of operations. The delay or inability of Workflow Graphics to respond to changing economic cycles could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Workflow Graphics," "Industry Overview" and "Business--Business Strategy."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Workflow Graphics has significant operations in Canada. Net sales from the Company's Canadian operations accounted for approximately 36% of the Company's total net sales in the year ended April 26, 1997. As a result, Workflow Graphics is subject to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Workflow Graphics is also subject to risks associated with the imposition of protective legislation and regulations, including those resulting from trade or foreign policy. In addition, because of the Company's Canadian operations, significant revenues and expenses are denominated in Canadian dollars. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. Workflow Graphics does not currently engage in currency hedging transactions.

UNITED STATES POSTAL RATES; ALTERNATIVE DELIVERY MEDIA

    The Company's operating results depend, to a significant extent, on sales of envelopes. For example, sales of envelopes accounted for approximately 31% of the Company's net sales for the fiscal year ended April 26, 1997. Because the great majority of envelopes used in the United States are sent through the mail, postal rates are a significant factor affecting the growth of envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent. For example, third class postal rates increased approximately 50% and 14% in 1991 and 1995, respectively, contributing to a substantial leveling off in the growth rate of third class mail sent during the periods following such increases. If postal rates increase, mail volume could decline, which could reduce revenue from the Company's sale of envelopes and reduce the Company's earnings and cash flow.

    In addition, alternative delivery media may affect the demand for envelopes. As the current trend towards usage of the Internet and other electronic media by consumers for such purposes as paying utility and credit card bills grows, Workflow Graphics expects the demand for envelopes for such purposes to decline. Although management believes that overall demand for envelopes, particularly the custom and specialty envelopes Workflow Graphics focuses on, will continue to grow at rates comparable to recent historical levels, competition from alternative media may reduce demand for envelopes, and the Company's revenues from the sale of envelopes may decrease, which could reduce the Company's earnings and cash flow.

IMPACT OF FLUCTUATIONS IN PAPER PRICES

    Paper prices represent a substantial portion of the cost of producing documents, envelopes and commercial printing distributed and manufactured by Workflow Graphics. Accordingly, prevailing paper prices can have a significant impact on the Company's sales. The timing of increases or decreases in paper prices and any subsequent change in prices charged to the Company's customers could have an adverse effect on the Company's revenues and gross margins. Although Workflow Graphics has generally been able to pass increases in paper costs on to its customers, for competitive or other reasons, the Company cannot offer any assurance that it will be able to pass all or a portion of any future paper price or other cost increases on to its customers. If Workflow Graphics were unable to pass on these costs, profit margins would decrease, which could reduce earnings and cash flow. Moreover, an increase in the Company's prices for the products it distributes, resulting from a pass-through of increased paper costs, could reduce the volume of units sold by the Company, and decrease the Company's revenues.

    Due to the significance of paper to most of the Company's products, Workflow Graphics is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. There can be no assurance that the Company's document and envelope businesses would not be materially adversely affected if either Workflow Graphics or its vendors experienced difficulty in obtaining adequate quantities of paper in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Workflow Graphics."

COST AND RISKS OF LOSS RELATING TO ENVIRONMENTAL COMPLIANCE

    The Company's operations are subject to U.S. and Canadian federal, state, provincial and local environmental laws and regulations relating to air emissions, waste generation, handling, management and disposal, and at certain facilities, wastewater treatment and discharge. Workflow Graphics utilizes certain hazardous materials, such as washes, inks and alcohol products, in its operations, and generates both hazardous and non-hazardous waste. While management believes that the Company's current operations are in substantial compliance with applicable environmental laws and regulations, there can be no assurance that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future.

RELIANCE ON KEY PERSONNEL

    The Company's operations depend on the continued efforts of Thomas B. D'Agostino, its Chief Executive Officer, its other executive officers and the senior management of certain of its subsidiaries. Furthermore, the Company's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company does not have key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries. Timothy L. Tabor is expected to resign as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano prior to the Distribution Date, but will be a Director of the Company following the Distribution. In addition, Jonathan J. Ledecky will serve as a director of Workflow Graphics and is expected to provide services to Workflow Graphics after the Workflow Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S. Office Products which provides that the Company and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution. See "Management of Workflow Graphics--Director Compensation and Other Arrangements." Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is the director or an officer of other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Workflow Graphics.

NO DIVIDENDS

    Workflow Graphics does not expect to pay cash dividends on Company Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on Company Common Stock will be made by the Board of Directors of Workflow Graphics (the "Company Board" or "Board") from time to time in exercise of its business judgement, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments by Workflow Graphics for the use of available funds, and the Company's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMPANY COMMON
  STOCK

    Sales of substantial amounts of Company Common Stock in the public market following the Workflow Distribution could have an adverse effect on the market price of the Company Common Stock. Upon completion of the Workflow Distribution,
Workflow Graphics will have       shares of Company Common Stock outstanding.
Additional shares may be issued either in connection with acquisitions by the Company or upon exercise of outstanding options and options that may be issued in the future. See "Management of Workflow Graphics--Executive Compensation." Upon completion of the Workflow Distribution, it is anticipated that Workflow
Graphics will have outstanding options to acquire approximately       shares of
Company Common Stock, including options held by employees of the Company that were converted from options to acquire U.S. Office Products Common Stock that such employees had previously held. The exact number of shares that may be issued upon exercise of such options cannot be determined until the Distribution Date. In addition, options to acquire shares of Company Common Stock representing up to 7.5% of the outstanding Company Common Stock determined as of the Distribution Date will be issued pursuant to the Ledecky Services Agreement (as defined herein). See "The Workflow Distribution--Effect on Outstanding U.S. Office Products Options Held by Workflow Graphics Employees" and "Management of Workflow Graphics--Director Compensation and Other Arrangements." If a significant number of additional shares are issued at any one time that are not subject to restrictions on sale and are sold on the market, the market price of Company Common Stock could be adversely affected.

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    To date, the purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arms'-length negotiations between the Company's management and representatives of such companies. The consideration paid for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Workflow Graphics does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.

YEAR 2000

    Workflow Graphics has numerous computer systems which were developed employing six digit date structures. Where date logic requires the year 2000 or beyond, such date structures may produce inaccurate results. Management has implemented a program to comply with year 2000 requirements on a system-by-system basis. Program costs are being expensed as incurred, but to compensate for the diluting effect on results of operations, Workflow Graphics has delayed other non-critical development and support initiatives. The Company's plan includes extensive systems testing and is expected to be completed by the first quarter of 1999. Each of the systems has a solution that is potentially unique and often dependent on third-party software providers and developers. A failure on the part of Workflow Graphics to ensure that its computer systems are year 2000 compliant could have a material adverse effect on the Company's operations. Additionally, failure of the Company's suppliers or, more importantly, it customers to become year 2000 compliant might have a material adverse impact on the Company's operations.

                           THE WORKFLOW DISTRIBUTION

GENERAL

    Each holder of shares of U.S. Office Products Common Stock of record as of
the close of business on            , 1998 (the "Record Date"), will receive one
share of Company Common Stock for each       shares of U.S. Office Products
Common Stock held on the Record Date. The Company Common Stock will be distributed on behalf of U.S. Office Products by as the Distribution Agent. No certificates or
scrip representing fractional shares of Company Common Stock will be issued. Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be distributed to those stockholders entitled to a fractional interest. Certificates representing shares of Company Common Stock
will be distributed on or about            , 1998 (the "Distribution Date").

    Workflow Graphics is a newly formed subsidiary of U.S. Office Products that will, as of the Distribution Date, hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products Print Management Division. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions--Distribution Agreement." Workflow Graphics will include the businesses of the following wholly-owned subsidiaries of U.S. Office Products: SFI, Hano, United, Huxley, Rex, Pocono and DBF. Immediately prior to the Workflow Distribution, U.S. Office Products will hold all the issued and outstanding shares of Company Common Stock. Based on the number of shares of U.S. Office Products Common Stock outstanding on
           , 1998, less 37,037,037 shares to be repurchased in the Tender Offer and on a Distribution Ratio of one share of Company Common Stock distributed for
every       shares of U.S. Office Products Common Stock, approximately shares of the Company Common Stock will be distributed to stockholders of U.S. Office Products in the Workflow Distribution. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Workflow Distribution pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.

THE STRATEGIC RESTRUCTURING PLAN

    The Workflow Distribution is part of the Strategic Restructuring Plan adopted by the U.S. Office Products Board of Directors on January 12, 1998. The principal elements of the Strategic Restructuring Plan are:

    - Pursuant to the Tender Offer, U.S. Office Products will purchase 37,037,037 shares of U.S. Office Products Common Stock, or approximately 28% of the outstanding shares, at $27.00 per share and will incur additional indebtedness to pay a substantial portion of the purchase price for these shares.

    - Pursuant to the Distributions, U.S. Office Products will distribute the shares of the Spin-Off Companies to U.S. Office Products stockholders based on the shares of U.S. Office Products Common Stock outstanding after acceptance of shares in the Tender Offer. Each U.S. Office Products stockholder will receive such stockholder's pro rata share of the stock of each Spin-Off Company.

    - Following the Record Date, CD&R will make the Equity Investment in U.S. Office Products. CD&R will not acquire any interests in the Spin-Off Companies.

    Following completion of the Distributions, U.S. Office Products will retain its North American Office Products Group (including its office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes, Etc., its New Zealand and Australia operations and its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). U.S. Office Products print management, technology solutions, educational supplies and corporate travel services businesses will be operated by the Spin-Off Companies.

REASONS FOR THE DISTRIBUTIONS

    The Board of Directors of U.S. Office Products approved the Strategic Restructuring Plan, including the Distributions, on January 12, 1998. The U.S. Office Products Board of Directors determined that separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would have advantages for the Spin-Off Companies and U.S. Office Products. The Distributions will allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and geographic territories. After the Distributions, U.S. Office Products will be focused on a more narrow group of businesses that involve primarily the distribution of office products and business services. Each of the Spin-Off Companies will be focused primarily on their individual businesses.

    The Distributions will allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired. Before the Distributions, U.S. Office Products acquired companies in, for example, the graphic arts business using U.S. Office Products Common Stock. Sellers were thus required to accept stock in a business that included office products, corporate travel services, educational supplies and technology solutions businesses. Following the Workflow Distribution, the Company will be able to offer stock in its own business, which will be substantially the same as the businesses Workflow Graphics expects to acquire.

    The Distributions will enable the financial community to evaluate U.S. Office Products and the Spin-Off Companies as distinct businesses and compare them more easily to industry peers. U.S. Office Products believes that this will allow the financial community to better understand the businesses carried on by U.S. Office Products and the Spin-Off Companies and more accurately value those businesses.

    The Distributions also will allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused incentive compensation packages. The incentive compensation packages (which are expected to consist primarily of stock options) will offer the officers and other key employees of each Spin-Off Company equity interests in a company whose performance is tied directly to the business in which they operate. The Company's ability to issue stock options (as well as other equity) will be subject to certain limitations in order to avoid triggering certain adverse income tax consequences. See "U.S. Federal Income Tax Consequences of the Workflow Distribution."

    The Equity Investment is conditioned on completion of all of the Distributions (as well as the Tender Offer). The U.S. Office Products Board of Directors recognized that U.S. Office Products was making a transition from an acquisition-oriented company to a business more focused on growth through improvement and expansion of existing operations. The U.S. Office Products Board of Directors concluded that the investment by CD&R in U.S. Office Products, and support of the management of U.S. Office Products by Clayton, Dubilier & Rice, Inc. ("CD&R Inc."), would contribute to U.S. Office Products' development. CD&R Inc. has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance. CD&R Inc. is also experienced in advising and assisting companies in managing high levels of debt.

OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN

    TENDER OFFER. Pursuant to the Tender Offer, U.S. Office Products will offer to repurchase 37,037,037 shares of U.S. Office Products Common Stock at a price of $27.00 per share. Acceptance of and payment for shares of U.S. Office Products Common Stock under the Tender Offer will be subject to a number of conditions. These conditions include: (i) a minimum of 37,037,037 shares of U.S. Office Products Common Stock being validly tendered and not withdrawn; (ii) U.S. Office Products having obtained financing sufficient to fund the purchase of U.S. Office Products Common Stock pursuant to the Tender Offer, and U.S. Office Products' lenders having consented to the Tender Offer or the debt to them having been refinanced; (iii) all conditions to the completion of the Equity Investment having been satisfied or waived, except for consummation of the Tender Offer and the Distributions; and (iv) registration statements relating to the Distributions having become effective and all other conditions to the completion of the Distributions having been satisfied.

    The aggregate tender price for the shares to be purchased in the Tender Offer is $1.0 billion. U.S. Office Products expects to finance the aggregate tender price through a combination of the net proceeds of the Equity Investment, additional senior secured bank debt, and issuance of subordinated debt securities. U.S. Office Products anticipates that the foregoing borrowings will increase its outstanding debt by approximately $800.0 million. In addition, because elements of the Strategic Restructuring Plan would violate covenants in U.S. Office Products' existing bank credit facility, that facility will either have to be modified with the lenders' consent or refinanced. Approximately $350.5 million was outstanding under the existing bank credit facility as of February 12, 1998. U.S. Office Products is currently engaged in discussions with potential lenders and investment banks regarding financing for the Tender Offer and refinancing of its bank credit facility. U.S. Office Products expects that it will be able to obtain the necessary financing on acceptable terms. However, to date, no commitments have been obtained and there can be no assurance that financing for the Tender Offer will be obtained on acceptable terms.

    The Record Date for the Distributions will occur immediately after acceptance of shares under the Tender Offer. Accordingly, U.S. Office Products stockholders who tender their shares of U.S. Office Products Common Stock in the Tender Offer will not receive the Distributions to the extent their U.S. Office Products shares are accepted in the Tender Offer. Because the Tender Offer is for only approximately 28% of the issued and outstanding shares of U.S. Office Products Common Stock, only a portion of the shares tendered by any U.S. Office Products stockholder is likely to be accepted. U.S. Office Products stockholders who tender their shares are therefore likely to receive the Distributions with respect to a portion of their shares of U.S. Office Products Common Stock.

    EQUITY INVESTMENT. Pursuant to the Investment Agreement dated as of January 12, 1998, as amended, between U.S. Office Products and CD&R (the "Investment Agreement"), U.S. Office Products will issue and sell U.S. Office Products Common Stock and rights to purchase U.S. Office Products Common Stock to CD&R for a purchase price of $270.0 million. As a result of the Equity Investment, CD&R will acquire: (a) shares of U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of U.S. Office Products Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon the conversion of certain outstanding convertible debentures of U.S. Office Products and shares of U.S. Office Products Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements; and (c) warrants representing the right to purchase one share of U.S. Office Products Common Stock for each share of U.S. Office Products Common Stock purchased by CD&R at the date of closing under the Investment Agreement (the "Closing Date") and for each share of U.S. Office Products Common Stock into which the Special Warrants become exercisable. The Special Warrants are exercisable from and after the Closing Date until the 12th anniversary thereof, subject to certain limitations, and the warrants described in clause (c) above are exercisable from and after the second anniversary of the Closing Date until such 12th anniversary. The aggregate exercise price of the warrants described in clause (c) above is $405.0 million. Because the Record Date for the Distributions will be immediately before the closing of the Equity Investment, CD&R will not receive any shares of the Spin-Off Companies in the Distributions.

    Under the Investment Agreement, the U.S. Office Products Board of Directors will consist of nine directors, including the Chief Executive Officer of U.S. Office Products, three designees of CD&R, and five persons selected by the current U.S. Office Products Board of Directors. CD&R's obligation to consummate the Equity Investment is conditioned on two of the designees of the U.S. Office Products Board of Directors being satisfactory to CD&R. Thereafter, for so long as CD&R maintains certain levels of ownership of U.S. Office Products Common Stock, CD&R will have the right to nominate three members of the U.S. Office Products Board of Directors and to designate the Chairman of the Board. Certain U.S. Office Products Board of Directors' decisions will be subject to super-majority voting provisions that, under certain circumstances, may require the concurrence of at least one director nominated by CD&R. CD&R will be subject to certain restrictions and limitations with respect to transactions in U.S. Office Products Common Stock.

    CD&R's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) receipt of necessary antitrust and other regulatory clearance; (ii) absence of litigation; (iii) U.S. Office Products stockholder approval of the issuance of shares in the Equity Investment; (iv) consummation of the Distributions in accordance with the Distribution Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (v) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vi) execution of documents relating to financing for the Tender Offer satisfactory in form and substance to CD&R; (vii) execution of a consulting agreement with CD&R Inc. providing for payment of an annual consulting fee of $500,000 and a registration rights agreement with CD&R; (viii) absence of any development since October 25, 1997 that would have a material adverse effect on U.S. Office Products after giving effect to the Distributions; and (ix) U.S. Office Products debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming conversion of certain convertible debt) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions--Distribution Agreement," and "--Tax Allocation Agreement." If U.S. Office Products does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, CD&R can terminate the Investment Agreement and receive a termination fee of $25.0 million plus reasonable fees and expenses. If the Equity Investment is completed, CD&R Inc. will receive a transaction fee of $15.0 million and reimbursement for expenses it incurs in connection with the transaction. For additional information concerning the Equity Investment, investors should refer to U.S. Office Products Proxy Statement for its special meeting of stockholders to be held to consider the issuance of shares in the Equity Investment. See "Additional Information."

    RELATED TRANSACTIONS. Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will step down as Chairman of U.S. Office Products upon consummation of the Distributions. In connection with the adoption of the Strategic Restructuring Plan, the U.S. Office Products Board of Directors concluded that it was important to the achievement of the objectives of the plan that the Spin-Off Companies obtain the benefit of Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into a services agreement with Mr. Ledecky (the "Ledecky Services Agreement"). Pursuant to this agreement, which is contingent on the Distributions occurring, Mr. Ledecky has agreed to extend his existing non-competition agreement with U.S. Office Products until the fourth anniversary of the Distribution Date. Each Spin-Off Company will have the right to enforce the non-competition provision with respect to its respective business. In consideration of this agreement by Mr. Ledecky and his serving as a director of and advisor to the Company following the Distribution, the Ledecky Services Agreement provides that he will receive options to purchase up to 7.5% of the outstanding shares of common stock of each Spin-Off Company as of the Distribution Date. For additional information on the terms of the options to be granted by the Company to Mr. Ledecky, see "Management of Workflow Graphics--Director Compensation."

    Workflow Graphics is also exploring the issuance of Company Common Stock in a public offering concurrent with or soon after the Workflow Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Workflow Graphics can issue in connection with the Workflow Distribution without jeopardizing the tax-free treatment of the Workflow Distribution, the amount of Workflow Graphics capital stock that will be issued in such a public offering has not been determined and will be limited by the factors discussed in "Risk Factors--Tax Matters," "--Limitations on Equity Offerings and the Use of Workflow Graphics Stock in Acquisitions," and "The Workflow Distribution--U.S. Federal Income Tax Consequences of the Workflow Distribution."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE WORKFLOW DISTRIBUTION

    The following summary describes the material U.S. federal income tax consequences of the Workflow Distribution by U.S. Office Products to holders of U.S. Office Products Common Stock on the Record Date. The summary is based on the Code, and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of U.S. Office Products Common Stock. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Workflow Distribution and of the holding and disposition of the Company Common Stock may differ from the treatment described below.

    This summary applies only to holders of U.S. Office Products Common Stock who hold U.S. Office Products Common Stock as a capital asset, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding U.S. Office Products Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, and certain U.S. expatriates.

    This summary is for general information only. It does not address all aspects of U.S. federal income taxation that may be relevant to holders of U.S. Office Products Common Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of U.S. Office Products Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the Workflow Distribution, or the holding and disposition of the Company Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

    EFFECT ON U.S. OFFICE PRODUCTS AND HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK. U.S. Office Products will receive an opinion of Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes the Workflow Distribution should qualify as a tax-free spin-off under
Section 355 of the Code, and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and Workflow Graphics. Neither U.S. Office Products nor Workflow Graphics is aware of any present facts or circumstances which would cause such representations and assumptions to be untrue. However, the opinion of counsel is not binding on either the IRS or the courts. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Workflow Distribution.

    Assuming the Workflow Distribution qualifies as a tax-free spin-off under
Section 355 of the Code and is not subject to Section 355(e) of the Code:

         1. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of Company Common Stock in the Workflow Distribution. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares (as discussed below).

         2. No gain or loss will be recognized by U.S. Office Products as a result of the Workflow Distribution.

         3. A stockholder's tax basis in such stockholder's U.S. Office Products Common Stock immediately before the Workflow Distribution will be allocated among the U.S. Office Products Common Stock and the Spin-Off Companies' common stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the date of the Workflow Distribution. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.

         4. The holding period of the Company Common Stock (including any fractional shares) received in the Workflow Distribution will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.

    Treasury regulations governing Section 355 of the Code require that each holder of U.S. Office Products Common Stock who receives shares of Company Common Stock pursuant to the Workflow Distribution attach a statement to the U.S. federal income tax return that will be filed by such stockholder for the taxable year in which the stockholder receives Company Common Stock in the Workflow Distribution. The regulations require that the statement show the applicability of Section 355 of the Code to the Workflow Distribution. U.S. Office Products will provide each U.S. Office Products stockholder of record on the Record Date with information necessary to comply with this requirement.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, an opinion of counsel is not binding on the IRS or the courts. It is therefore possible that the IRS may take the position that the Workflow Distribution does not qualify as a tax-free spin-off.

    If the Workflow Distribution fails to qualify as a tax-free spin-off under
Section 355 of the Code:

         1. U.S. Office Products will recognize gain, if any, equal to the difference between U.S. Office Products' tax basis in the Company Common Stock on the date of the Workflow Distribution and the fair market value of the Company Common Stock on the date of the Workflow Distribution.

         2. Each holder of U.S. Office Products Common Stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Company Common Stock distributed to such stockholder, including fractional shares. The distribution would generally be treated as ordinary dividend income to a U.S. Office Products stockholder to the extent of such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits. To the extent the amount of the distribution exceeds such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits, such excess would be treated first as a basis-reducing, tax-free return of capital to the extent of the stockholder's tax basis in his or her U.S. Office Products Common Stock and then as capital gain. For corporate stockholders, the portion of the taxable distribution that constitutes a dividend would be eligible for the dividends-received deduction (subject to certain limitations in the Code) and could be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in a corporate stockholder's basis in its U.S. Office Products Common Stock to the extent of such deduction and the recognition of gain to the extent the deduction exceeds the corporate stockholder's tax basis in the U.S. Office Products Common Stock.

         3. Each U.S. Office Products stockholder's tax basis in the Company Common Stock would equal the fair market value on the date of the Workflow Distribution of the Company Common Stock (including fractional shares) distributed to such stockholder.

         4. The holding period of the Company Common Stock (including fractional shares) received in the Workflow Distribution would begin with, and include, the day after the Distribution Date.

    Whether or not the Workflow Distribution is taxable, cash received by a holder of U.S. Office Products Common Stock in lieu of a fractional share of Company Common Stock will be treated as received in exchange for such fractional share and the stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the stockholder if the U.S. Office Products Common Stock is held as a capital asset.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Certain transactions involving U.S. Office Products or Company Common Stock may jeopardize the tax-free treatment of the Workflow Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or Workflow Graphics is acquired by one or more persons acting pursuant to a plan that is deemed to include the Workflow Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the Workflow Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of U.S. Office Products or Workflow Graphics pursuant to arrangements existing at the time of the Workflow Distribution will generally be deemed to be part of a plan that includes the Workflow Distribution and any such acquisition or issuance occurring within two years of the Workflow Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of Workflow Graphics that represents more than 20% of the capital stock of Workflow Graphics, in one or more transactions deemed to be part of a plan that includes the Workflow Distribution, will result in the Workflow Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the Workflow Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive Company Common Stock in the Workflow Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of
Section 355(e).

    Workflow Graphics capital stock issuable upon exercise of options to be granted to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement (as defined herein), Workflow Graphics capital stock issuable upon the exercise of other options granted in connection with the Workflow Distribution, and Workflow Graphics capital stock issued in connection with acquisitions or public offerings contemplated at the time of the Workflow Distribution would likely be included as stock issuances that are subject to the 50% (or 20%) limitations described above. Moreover, as noted above, for purposes of the 50% limitation, any issuance of shares of Workflow Graphics capital stock within two years of the Workflow Distribution will be rebuttably presumed to be part of a plan that includes the Workflow Distribution. Accordingly, the number of shares that may be issued by Workflow Graphics following the Workflow Distribution may be limited.

    LIABILITY FOR DISTRIBUTION TAXES. Under the Tax Allocation Agreement, Workflow Graphics and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any of the Distributions is taxable. Workflow Graphics will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act indemnify the other Spin-off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Graphics will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Graphics. Additionally, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of any Distribution Taxes, based on the value of each company's common stock after the Distributions, if it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies. See "Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

    THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF U.S. OFFICE PRODUCTS COMMON STOCK.

ALL HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE WORKFLOW DISTRIBUTION TO THEM.

EFFECT ON OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS HELD BY WORKFLOW GRAPHICS
  EMPLOYEES

    Workflow Graphics expects that all or substantially all vested and unvested options to acquire the U.S. Office Products Common Stock that are held by Workflow Graphics employees on the Distribution Date will be replaced with options to acquire shares of Company Common Stock. Workflow Graphics anticipates that the replacement options will be issued under a stock option plan to be adopted on or prior to the Distribution Date. The number of shares of Company Common Stock that each optionholder will receive, and the exercise price of the options, will be determined by a formula designed to provide each optionholder with options having an aggregate value after the Tender Offer and as of the Distribution Date (equal to the excess or deficit of then-current trading prices over the exercise price, times the number of shares subject to options) equivalent to the aggregate value, immediately prior to the Distribution Date, of the U.S. Office Products options they replace. It is anticipated that all other terms of the stock options will be the same as the terms of the U.S. Office Products options they replace. As a result of this, the options held by the Workflow Graphics employees after the Workflow Distribution would represent a greater percentage interest in Workflow Graphics than the percentage interest in U.S. Office Products that such options represented before the Distribution.
At           , 1998, persons who are expected to become Workflow Graphics
employees held options to purchase, in the aggregate,          shares of U.S.
Office Products Common Stock.

RESTRICTIONS ON TRANSFER

    Shares of the Company Common Stock distributed to the U.S. Office Products stockholders pursuant to the Workflow Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of Workflow Graphics after the Workflow Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Workflow Graphics and may include certain officers and directors of the Company as well as principal stockholders of Workflow Graphics. Persons who are affiliates of Workflow Graphics will be permitted to sell their shares of the Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.

EXPENSES OF THE DISTRIBUTIONS

    U.S. Office Products estimates that legal, financial advisory, investment banking, financing, accounting, printing, mailing and other expenses (including the fees of U.S. Office Products' and Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan, including the Distributions, will total
approximately $         . Upon request, U.S. Office Products will pay the
reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of U.S. Office Products Common Stock for forwarding this Information Statement/Prospectus to the beneficial owners of such shares. The foregoing expenses will be allocated among U.S. Office Products and the Spin-Off Companies pursuant to a formula to be determined. See "Arrangements Among U.S. Office Products, Workflow Graphics and the Other Spin-Off Companies After the Distributions--Distribution Agreement."

           ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, WORKFLOW GRAPHICS
            AND THE OTHER SPIN-OFF COMPANIES AFTER THE DISTRIBUTIONS

    Following the Workflow Distribution, U.S. Office Products and Workflow Graphics will operate independently, and (except for interests U.S. Office Products may retain pursuant to certain pledge agreements) neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships among U.S. Office Products, Workflow Graphics and the other Spin-Off Companies after the Distributions, and to provide mechanisms for an orderly transition, on or before the Distribution Date, U.S. Office Products, Workflow Graphics and the other Spin-Off Companies will enter into the Distribution Agreement, Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while Workflow Graphics is a wholly-owned subsidiary of U.S. Office Products. In addition, the Investment Agreement specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, they will not be the result of arms'-length negotiations between independent parties.

    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not been finally determined, Workflow Graphics currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement will not be less favorable to the stockholders of Workflow Graphics than the terms set out below.

DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement is expected to provide for the transfer from U.S. Office Products to Workflow Graphics of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of Workflow Graphics. It is also expected to provide that the recovery on any claims that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Workflow Graphics in connection with the Workflow Distribution pursuant to the relevant acquisition agreements (the "Workflow Acquisition Indemnity Claims") will be allocated between U.S. Office Products and the applicable Spin-Off Company under a formula to be determined. In addition, to the extent that the Workflow Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that is owned by persons who sold businesses to U.S. Office Products that will become part of Workflow Graphics (and no previous claims have been made against such shares), the pledged shares will be used, subject to final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company for their respective damages and expenses in accordance with the relative allocation of recovery rights which will be determined prior to the Workflow Distribution.

    DEBT. The Distribution Agreement is expected to provide that Workflow Graphics will have, at the time of the Workflow Distribution, $30.0 million of debt plus the amount of any additional debt incurred after the date of the Investment Agreement by U.S. Office Products or Workflow Graphics in connection with acquisitions that will become subsidiaries of Workflow Graphics. The Company estimates that the additional debt will be approximately $14.7 million.

    ASSUMPTION OF LIABILITIES. The Distribution Agreement is expected to allocate and provide for the assumption of financial responsibility for liabilities (other than taxes and employee benefit matters, which will be governed by separate agreements) among U.S. Office Products, Workflow Graphics and the other Spin-Off Companies. Workflow Graphics will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by Workflow Graphics and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, Employee Benefits Agreement and related agreements, (iii) its liabilities for the debt described above, (iv) certain securities liabilities and (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments owed by U.S. Office Products in respect of Workflow Graphics or its subsidiaries. In addition, the Distribution Agreement is expected to provide for sharing of certain liabilities among some or all of the parties. First, each of U.S. Office Products, Workflow Graphics and the other Spin-Off Companies will bear a portion, on a basis to be determined, of (i) any liabilities of U.S. Office Products under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products),
(ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) and (iii) transactions costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Second, if U.S. Office Products is entitled to an indemnity from one of the other Spin-Off Companies and such claim proves to be uncollectible, such liabilities will be shared on a basis to be determined.

    The Distribution Agreement is expected to provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement is expected to have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    U.S. Office Products estimates that if all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or, if U.S. Office Products recognizes taxable gain as a result of the application of Section 355(e) of the Code with respect to all of the Distributions, the aggregate corporate U.S. federal income tax liability (before interest and penalties) that
would result would be approximately $         (based on an estimate of the value
of the Spin-Off Companies; the actual value of the Spin-Off Companies cannot be determined until there is public trading of the Spin-Off Companies' common stock). The Tax Allocation Agreement will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Graphics will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Graphics will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Graphics and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the

Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions.

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distributions subsidiaries will retain or assume responsibility for their current and previous employees.

    The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed Employee Benefits Agreement also provides for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distributions.

                                DIVIDEND POLICY

    Workflow Graphics does not anticipate declaring and paying cash dividends on the Company Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on the Company Common Stock will be made by the Company Board from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Workflow Grahics at October 25, 1997 (i) on an actual basis and (ii) on a pro forma basis to reflect the Workflow Distribution, the allocation of $30.0 million of debt plus $14.7 million of additional debt the Company or U.S. Office Products expects to incur in connection with the probable purchase acquisition of Astrid Offset Corporation. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Position and Results of Operations of Workflow Graphics," the historical consolidated financial statements and the pro forma combined financial statements of the Company, and the related notes to each thereof, included elsewhere in this Information Statement/Prospectus.

                                                                            OCTOBER 25, 1997
                                                                         ----------------------
                                                                          ACTUAL     PRO FORMA
                                                                         ---------  -----------
                                                                             (IN THOUSANDS)
Short-term debt........................................................  $   4,259   $   4,259
Short-term payable to U.S. Office Products.............................     22,239
                                                                         ---------  -----------
    Total short-term debt..............................................  $  26,498   $   4,259
                                                                         ---------  -----------
                                                                         ---------  -----------

Long-term debt.........................................................  $   5,660   $  40,463
Long-term payable to U.S. Office Products..............................     21,955
Stockholder's equity:
  Divisional equity....................................................     13,425      37,154
  Cumulative translation adjustment....................................         42          42
  Retained earnings....................................................     21,252      21,252
                                                                         ---------  -----------
    Total stockholder's equity.........................................     34,719      58,448
                                                                         ---------  -----------
    Total capitalization...............................................  $  62,334   $  98,911
                                                                         ---------  -----------
                                                                         ---------  -----------

                            SELECTED FINANCIAL DATA

    The historical Selected Financial Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 (except pro forma amounts) have been derived from Workflow Graphics' consolidated financial statements that have been audited and are included elsewhere in this Information Statement/Prospectus. The historical Selected Financial Data for the years ended December 31, 1992 and 1993 have been derived from unaudited consolidated financial statements and are not included elsewhere in this Information Statement/Prospectus or incorporated herein by reference. The Selected Financial Data for the six months ended October 26, 1996 and October 25, 1997 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Information Statement/Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data gives effect, as applicable, to the Workflow Distribution and the acquisitions completed by Workflow Graphics and considered probable between May 1, 1996 and February 13, 1998 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Workflow Graphics" that appear elsewhere in this Information Statement/Prospectus.

                           SELECTED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        FISCAL YEAR ENDED    SIX MONTHS
                                                                                                                ENDED
                                                                                            APRIL 26,        -----------
                                                                         FOUR MONTHS   --------------------
                                     YEAR ENDED DECEMBER 31,                ENDED                    PRO
                            ------------------------------------------    APRIL 30,                 FORMA    OCTOBER 26,
                              1992       1993       1994      1995(2)       1996         1997      1997(3)      1996
                            ---------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
STATEMENT OF INCOME DATA:
Revenues..................  $  80,731  $ 118,965  $ 154,193  $ 309,426   $   114,099   $ 334,220  $ 349,174   $ 161,798
Cost of revenues..........     57,054     85,956    114,885    234,959        82,998     243,179    251,314     117,563
                            ---------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Gross profit..............     23,677     33,009     39,308     74,467        31,101      91,041     97,860      44,235
Selling, general and
  administrative
  expenses................     20,800     27,266     32,020     62,012        22,485      70,949     75,508      33,500
Non-recurring acquisition
  costs...................                                                                 5,006
                            ---------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Operating income..........      2,877      5,743      7,288     12,455         8,616      15,086     22,352      10,735
Interest expense..........        904      1,267      2,048      5,370         1,676       4,827      3,578       2,250
Interest income...........        (81)      (116)                                (18)        (25)
Other (income) expense....        366        461        186         62          (151)        632        408         622
                            ---------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Income before provision
  for (benefit from)
  income taxes and
  extraordinary items.....      1,688      4,131      5,054      7,023         7,109       9,652     18,366       7,863
Provision for (benefit
  from) income taxes......        153        259        379        (33)        1,351       3,591      7,532       1,708
                            ---------  ---------  ---------  ---------  -------------  ---------  ---------  -----------
Income before
  extraordinary items.....      1,535      3,872      4,675      7,056         5,758       6,061  $  10,834       6,155
                                                                                                  ---------
                                                                                                  ---------
Extraordinary items(4)....                                         700                       798
                            ---------  ---------  ---------  ---------  -------------  ---------             -----------
Net income................  $   1,535  $   3,872  $   4,675  $   6,356   $     5,758   $   5,263              $   6,155
                            ---------  ---------  ---------  ---------  -------------  ---------             -----------
                            ---------  ---------  ---------  ---------  -------------  ---------             -----------
Pro forma net income per
  share(5)................                                                                        $    0.11
                                                                                                  ---------
                                                                                                  ---------
Weighted average shares
  outstanding(6)..........                                                                           95,963


                                             PRO          PRO
                                            FORMA        FORMA
                            OCTOBER 25,  OCTOBER 26,  OCTOBER 25,
                               1997        1996(3)      1997(3)
                            -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..................   $ 173,347    $ 169,179    $ 178,086
Cost of revenues..........     127,547      121,584      129,712
                            -----------  -----------  -----------
Gross profit..............      45,800       47,595       48,374
Selling, general and
  administrative
  expenses................      35,983       36,007       37,471
Non-recurring acquisition
  costs...................
                            -----------  -----------  -----------
Operating income..........       9,817       11,588       10,903
Interest expense..........       1,390        1,789        1,789
Interest income...........
Other (income) expense....        (166)         518         (294)
                            -----------  -----------  -----------
Income before provision
  for (benefit from)
  income taxes and
  extraordinary items.....       8,593        9,281        9,408
Provision for (benefit
  from) income taxes......       3,480        3,806        3,858
                            -----------  -----------  -----------
Income before
  extraordinary items.....       5,113    $   5,475    $   5,550
                                         -----------  -----------
                                         -----------  -----------
Extraordinary items(4)....
                            -----------
Net income................   $   5,113
                            -----------
                            -----------
Pro forma net income per
  share(5)................                $    0.06    $    0.06
                                         -----------  -----------
                                         -----------  -----------
Weighted average shares
  outstanding(6)..........                   95,963       95,963

                                                                                          DECEMBER 31,
                                                                           ------------------------------------------  APRIL 30,
                                                                             1992       1993       1994       1995       1996
                                                                           ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..........................................................  $   6,005  $   7,264  $   8,583  $  20,127  $  23,378
Total assets.............................................................     26,543     48,374     51,357    120,630    117,949
Long-term debt, less current portion.....................................      4,632      9,632      7,355     28,812     28,108
Long-term payable to U.S. Office Products................................
Stockholder's equity.....................................................      7,459     11,675     12,889     24,719     29,120

                                                                                         OCTOBER 25, 1997
                                                                                      ----------------------
                                                                           APRIL 26,                 PRO
                                                                             1997      ACTUAL     FORMA(7)
                                                                           ---------  ---------  -----------
BALANCE SHEET DATA:
Working capital..........................................................  $  17,009  $  22,677   $  46,735
Total assets.............................................................    125,108    129,703     144,405
Long-term debt, less current portion.....................................      6,034      5,660      40,463
Long-term payable to U.S. Office Products................................     20,891     21,955
Stockholder's equity.....................................................     27,549     34,719      58,448

------------------------

(1) The historical financial information of the Pooled Companies has been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial information reflects completed and probable acquisitions through February 13, 1998.

(2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.

(3) Gives effect to the Distribution and the acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(4) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.

(5) Pro forma net income per share is pro forma income before extraordinary items per share.

(6) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.

(7) Gives effect to the Distribution and the probable purchase acquisition of Astrid Offset Corporation as if such transactions had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF WORKFLOW GRAPHICS

INTRODUCTION

    Workflow Graphics' consolidated financial statements give retroactive effect to the seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 through April 1997 (the "Pooled Companies") and include the results of the company acquired in a business combination accounted for under the purchase method from its acquisition date. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results for years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("Fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform with U.S. Office Products' fiscal year, which ends on the last Saturday of April. The following discussion should be read in conjunction with Workflow Graphics' consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Information Statement/Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997, as well as for the fiscal year ended April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997 on a pro forma basis reflecting the Workflow Distribution and the results of the completed and probable business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                                                FISCAL YEAR ENDED             SIX MONTHS ENDED
                                                     YEAR ENDED             --------------------------  ----------------------------
                                          --------------------------------                 PRO FORMA
                                           DECEMBER 31,     DECEMBER 31,     APRIL 26,     APRIL 26,     OCTOBER 26,    OCTOBER 25,
                                               1994             1995           1997          1997           1996           1997
                                          ---------------  ---------------  -----------  -------------  -------------  -------------
Revenues................................         100.0%           100.0%         100.0%        100.0%         100.0%         100.0%
Cost of revenues........................          74.5             75.9           72.8          72.0           72.7           73.6
                                                 -----            -----          -----         -----          -----          -----
  Gross profit..........................          25.5             24.1           27.2          28.0           27.3           26.4
Selling, general and administrative
  expenses..............................          20.8             20.1           21.2          21.6           20.7           20.7
Non-recurring acquisition costs.........                                                         1.5
                                                 -----            -----          -----         -----          -----          -----
  Operating income......................           4.7              4.0            4.5           6.4            6.6            5.7
Interest expense, net...................           1.3              1.7            1.4           1.0            1.3            0.8
Other (income)..........................           0.1                             0.2           0.1            0.4           (0.1)
                                                 -----            -----          -----         -----          -----          -----
Income before provision for income taxes
  and extraordinary items...............           3.3              2.3            2.9           5.3            4.9            5.0
Provision for income taxes..............           0.3                             1.1           2.2            1.1            2.1
                                                 -----            -----          -----         -----          -----          -----
Income before extraordinary items.......           3.0              2.3            1.8           3.1            3.8            2.9
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................                            0.2                          0.2
                                                 -----            -----          -----         -----          -----          -----
Net income..............................           3.0%             2.1%           1.6%          3.1%           3.8%           2.9%
                                                 -----            -----          -----         -----          -----          -----
                                                 -----            -----          -----         -----          -----          -----


                                            PRO FORMA      PRO FORMA
                                           OCTOBER 26,    OCTOBER 25,
                                              1996           1997
                                          -------------  -------------
Revenues................................        100.0%         100.0%
Cost of revenues........................         71.9           72.8
                                                -----          -----
  Gross profit..........................         28.1           27.2
Selling, general and administrative
  expenses..............................         21.3           21.1
Non-recurring acquisition costs.........
                                                -----          -----
  Operating income......................          6.8            6.1
Interest expense, net...................          1.1            1.0
Other (income)..........................          0.2           (0.2)
                                                -----          -----
Income before provision for income taxes
  and extraordinary items...............          5.5            5.3
Provision for income taxes..............          2.3            2.2
                                                -----          -----
Income before extraordinary items.......          3.2            3.1
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................
                                                -----          -----
Net income..............................          3.2%           3.1%
                                                -----          -----
                                                -----          -----

PRO FORMA COMBINED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Pro forma revenues increased 5.3%, from $169.2 for the six months ended October 26, 1996, to $178.1 million for the six months ended October 25, 1997. This increase was primarily due to sales to new accounts, passing on increased product costs to customers and increased sales to existing customers.

    Pro forma gross profit increased 1.6%, from $47.6 million, or 28.1% of pro forma revenues, for the six months ended October 26, 1996, to $48.4 million, or 27.2% of pro forma revenues, for the six months ended October 25, 1997. This decrease in gross profit as a percentage of revenues was primarily due to a shift in revenue mix and to inefficiencies related to the start-up period of certain new accounts.

    Pro forma selling, general and administrative expenses increased 4.1%, from $36.0 million, or 21.3% of pro forma revenues for the six months ended October 26, 1996, to $37.5 million, or 21.1% of pro forma revenues for the six months ended October 25, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to spreading fixed costs over a larger revenue base during the six months ended October 25, 1997.

    The provision for income taxes has been estimated using an effective income tax rate of 41.0%, which represents anticipated federal and state income tax rates.

CONSOLIDATED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Consolidated revenues increased 7.1%, from $161.8 million for the six months ended October 26, 1996, to $173.3 million for the six months ended October 25, 1997. This increase was primarily due to sales to new accounts, passing on increased product costs to customers and increased sales to existing customers.

    Gross profit increased 3.5%, from $44.2 million, or 27.3% of revenues, for the six months ended October 26, 1996 to $45.8 million, or 26.4% of revenues, for the six months ended October 25, 1997. This decrease in gross profit as a percentage of revenues was primarily due to a shift in revenue mix and to inefficiencies related to the start-up period of certain new accounts.

    Selling, general and administrative expenses increased 7.4%, from $33.5 million, or 20.7% of revenues, for the six months ended October 26, 1996 to $36.0 million, or 20.7% of revenues, for the six months ended October 25, 1997.

    Interest expense, net of interest income, decreased 38.2%, from $2.3 million for the six months ended October 26, 1996 to $1.4 million for the six months ended October 25, 1997. The decrease was due primarily to the fact that a portion of the debt outstanding during the six months ended October 26, 1996 was repaid by U.S. Office Products upon acquisition of the Pooled Companies and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.

    Other expense decreased $788,000 from other expense of $622,000 for the six months ended October 26, 1996, to other income of $166,000 for the six months ended October 25, 1997. The decrease is primarily the result of costs incurred at one of the Pooled Companies, prior to October 26, 1996, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.

    Provision for income taxes increased from $1.7 million for the six months ended October 26, 1996 to $3.5 million for the six months ended October 25, 1997, reflecting effective income tax rates of 21.7% and 40.5%, respectively. The lower effective tax rate for the six months ended October 26, 1996, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.

    FISCAL YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 8.0%, from $309.4 million in 1995, to $334.2 million in fiscal 1997. This increase was primarily due to sales to new accounts, passing on increased product costs to customers and increased sales to existing customers.

    Gross profit increased 22.3%, from $74.5 million, or 24.1% of revenues, in 1995 to $91.0 million, or 27.2% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to cost reductions resulting from an increased utilization of Company owned manufacturing facilities and to increased rebates and purchase discounts from vendors.

    Selling, general and administrative expenses increased 14.4%, from $62.0 million, or 20.1% of revenues, in 1995 to $70.9 million, or 21.2% of revenues, in fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to an increase in fixed costs as a result of expansions to Company facilities for anticipated future growth.

    The Company incurred non-recurring acquisition costs of $5.0 million for the fiscal year ended April 26, 1997 in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisitions costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles ("GAAP") require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under pooling-of-interests method of accounting. The Company does not anticipate incurring any additional such costs in the two-year period following the Distribution since, as a result of the Distribution, the Company is precluded from completing acquisitions under the pooling-of-interests method for two years from the Distribution Date.

    Interest expense, net of interest income, decreased 10.6%, from $5.4 million in 1995 to $4.8 million in fiscal 1997. The decrease was due primarily to the fact that a portion of the debt outstanding during 1995 was repaid by U.S. Office Products upon acquisition of the Pooled Companies and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.

    Other expense increased $570,000, from $62,000 in 1995, to $632,000 in fiscal 1997. Fiscal 1997 other expense consists primarily of costs incurred at one of the Pooled Companies, prior to October 26, 1996, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.

    Provision for income taxes increased from a benefit of $33,000 in 1995 to an expense of $3.6 million in fiscal 1997, reflecting effective income tax rates of -.5% and 37.2%, respectively. The benefit from income taxes in 1995 compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations. In fiscal 1997, this effect was partially offset by non-deductible non-recurring acquisition costs.

    During fiscal 1997, the Company incurred an extraordinary item totaling $798,000, which represented the expenses, net of the expected income tax benefit, associated with the early termination of the credit facility at one of the Pooled Companies during fiscal 1997.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 100.7%, from $154.2 million in 1994, to $309.4 million in 1995. This increase was primarily due to a purchase acquisition by one of the Pooled Companies in February 1995 (the "1995 Purchased Company"), sales to new accounts and increased sales to existing customers.

    Gross profit increased 89.4%, from $39.3 million, or 25.5% of revenues, in 1994 to $74.5 million, or 24.1% of revenues, in 1995. The increase in gross profit was due primarily to the acquisition of the 1995

Purchased Company. The decrease in gross profit as a percentage of revenues was due primarily to the acquisition of the 1995 Purchased Company, which historically had lower gross margins.

    Selling, general and administrative expenses increased 93.7%, from $32.0 million, or 20.8% of revenues, in 1994 to $62.0 million, or 20.1% of revenues, in 1995. The increase in selling, general and administrative expenses was due primarily to the acquisition of the 1995 Purchased Company. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the acquisition of the 1995 Purchased Company, which historically had higher selling, general and administrative expenses as a percentage of revenues.

    Interest expense, net of interest income, increased 162.2%, from $2.0 million in 1994 to $5.4 million in fiscal 1995. The increase is due primarily to financing obtained by one of the Pooled Companies to acquire the 1995 Purchased Company.

    Provision for income taxes decreased from $379,000 in 1994 to a benefit of $33,000 in 1995, reflecting effective income tax rates of 9.7% and -0.5%, respectively. The lower effective income tax rate in 1994 and the benefit from income taxes in 1995 compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.

LIQUIDITY AND CAPITAL RESOURCES

    At October 25, 1997, the Company had cash of $385,000 and working capital of $22.7 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholder's equity, at October 25, 1997 was approximately $62.3 million. On a pro forma basis at October 25, 1997, the Company had working capital of $46.7 million and capitalization of $98.9 million.

    During the six months ended October 25, 1997, net cash provided by operating activities was $1.6 million. Net cash used in investing activities was $3.2 million, including $2.5 million of capital expenditures and the payment of non-recurring acquisition costs of $906,000. Net cash used by financing activities totaled $123,000.

    During the six months ended October 26, 1996, net cash provided by operating activities was $13.5 million. Net cash used in investing activities was $4.9 million, including $5.5 million of capital expenditures. Net cash used in financing activities totaled $9.2 million, including the net repayment of debt of $6.3 million and the payment of dividends at Pooled Companies of $2.8 million.

    During the fiscal year ended April 26, 1997, net cash provided by operating activities was $21.4 million. Net cash used in investing activities was $15.8 million, including $4.1 million of net cash paid in acquisitions and $8.9 million of capital expenditures. Net cash used in financing activities totaled $4.7 million, consisting primarily of the payment of dividends at Pooled Companies of $6.1 million, partially offset by an increase in debt of $2.2 million.

    During the year ended December 31, 1995, net cash provided by operating activities was $11.1 million. Net cash used in investing activities was $42.4 million, including $37.9 million of net cash paid in acquisitions and $5.7 million of capital expenditures. Net cash provided by financing activities totaled $31.4 million, consisting primarily of an increase in debt of $35.8 million and the payment of dividends at Pooled Companies of $3.9 million.

    During the year ended December 31, 1994, net cash provided by operating activities was $6.1 million. Net cash used in investing activities was $123,000. Net cash used in financing activities totaled $5.3 million, consisting primarily of the payment of debt of $4.2 million and the payment of dividends at Pooled Companies of $2.3 million.

    Workflow Graphics' anticipated capital expenditures budget for the next
twelve months is approximately $         million. The largest items include

    Workflow Graphics expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $44.7 million of debt by U.S. Office Products resulting in the forgiveness of $23.7 million of debt at October 25, 1997, which will be reflected in the financial statements as a contribution of capital by U.S. Office Products. Workflow Graphics intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions. Workflow Graphics expects that the credit facility will be adequate to repay the debt allocated by U.S. Office Products and to fund working capital and capital expenditure needs. Workflow Graphics expects that a portion of the credit facility will also be available to fund the cash portion of future acquisitions, subject to the maintenance of bank covenants.

    Workflow Graphics is also exploring the issuance of Company Common Stock in a public offering concurrent with or soon after the Workflow Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Workflow Graphics can issue in connection with the Workflow Distribution without jeopardizing the tax-free treatment of the Workflow Distribution, the amount of Workflow Graphics capital stock that will be issued in such a public offering has not been determined and will be limited by the factors discussed in "Risk Factors--Tax Matters," "--Limitations on Equity Offerings and the Use of Workflow Graphics Stock in Acquisitions," and "The Workflow Distribution--U.S. Federal Income Tax Consequences of the Workflow Distribution."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    Workflow Graphics' business is not subject to seasonal influences. As Workflow Graphics continues to complete acquisitions, it may become subject to seasonal influences if the businesses it acquires are seasonal. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired may differ substantially from those of Workflow Graphics, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that Workflow Graphics may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following tables set forth certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 (in thousands). The information has been derived from unaudited consolidated financial statements, that in the opinion of management reflect adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                                   YEAR ENDED DECEMBER 31, 1995
                                                                    -----------------------------------------------------------
                                                                      FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                                    ----------  ----------  ----------  ----------  -----------
Revenues..........................................................  $   65,497  $   80,595  $   79,815  $   83,519  $   309,426
Gross profit......................................................      15,770      19,361      19,229      20,107       74,467
Operating income..................................................       2,681       3,296       3,306       3,172       12,455
Net income........................................................       1,789       1,529       1,744       1,294        6,356

                                                                                 FISCAL YEAR ENDED APRIL 26, 1997
                                                                    -----------------------------------------------------------
                                                                      FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                                    ----------  ----------  ----------  ----------  -----------
Revenues..........................................................  $   79,798  $   82,000  $   82,966  $   89,456  $   334,220
Gross profit......................................................      21,717      22,518      22,647      24,159       91,041
Operating income..................................................       4,650       6,085       4,015         336       15,086
Net income (loss).................................................       2,974       3,181       1,847      (2,739)       5,263

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during 1994, 1995 or fiscal 1997.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. Workflow Graphics intends to adopt SFAS No. 128 in the fiscal year ended April 25, 1998.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Workflow Graphics intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

                               INDUSTRY OVERVIEW

    Businesses consume an array of printed products in their operations. These products include a wide variety of documents, envelopes and commercial printing. Businesses also require various specialized services in connection with consuming these products, including management, distribution, workflow analysis and graphic design. Traditionally, many providers of these products specialized in a single segment of the market. Accordingly, companies purchased printed products, particularly custom products, from several sources and often performed the related services internally. However, technological changes and market forces are reshaping the distribution channels for such products and related services. The requirements of businesses for print-on-demand and high-quality imaging, which are now available because of advances in printing technology, are growing much faster than demand for stock printed products. Additionally, in an attempt to focus and streamline their operations, many businesses are seeking to outsource non-core operations. This has created significant opportunities for integrated graphic arts companies such as Workflow Graphics.

    The three primary product lines of the graphic arts industry in which the Company operates are:

    DOCUMENTS. According to the Document Management Industries Association, the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993. Direct manufacturers account for approximately 45% of sales of documents in North America. These sales are highly concentrated among four direct manufacturers. The remaining 55% of the industry's sales are made by a large number of independent distributors. In recent years the distributor channel of the market has grown faster than the direct manufacturing channel, primarily because end-users are shifting their purchases of documents to distributors capable of providing a wider variety of products and services than those traditionally provided by manufacturers.

    ENVELOPES. The U.S. market for envelopes, as measured by the Envelope Manufacturers Association, was approximately $3.0 billion in 1996, compared to $2.7 billion in 1993. This market has two segments: the direct-to-consumer market for custom and specialty envelope products, which accounts for approximately 60% of the industry's total sales, and the trade or wholesale market for standard envelope products, which accounts for approximately 40% of the total. Sales of custom and specialty envelope products are growing with the continued expansion of direct mail marketing, while sales of standard envelope products are comparatively stable. Management believes there are approximately 200 envelope manufacturers in the U.S., and a much larger number of custom and specialty envelope printers and distributors. Custom and specialty envelope companies typically serve regional and local markets because of the significant freight costs associated with long-haul shipments of products.

    COMMERCIAL PRINTING. According to the Printing Industries of America trade association, the general commercial segment of the U.S. printing industry shipped more than $88 billion of products in 1996, an increase of 8% over 1995. Commercial printing, which includes printed products such as catalogs, brochures and reports, is generally sold to end-users through manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The general commercial printing market in the United States is highly fragmented with more than 25,000 printing plants, 70% of which have fewer than 10 employees.

                                    BUSINESS

COMPANY OVERVIEW

    The Company is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services, which allow customers to realize cost savings by outsourcing non-core operations, as well as graphic design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly fragmented graphic arts industry. The Company has grown primarily as a result of acquisitions to $358 million in revenues for the twelve months ended October 25, 1997, on a pro forma basis. Workflow Graphics intends to continue to pursue an aggressive acquisition strategy to extend its geographic scope and market penetration, and to increase sales to existing customers by cross-marketing documents, envelopes and commercial printing.

    Workflow Graphics offers a full range of printed products which are either produced by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, for applications such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. Approximately 56.2%% of the Company's revenues are derived from products purchased by the Company for distribution, and 43.8% are derived from products manufactured by it. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet businesses' demand for printed products.

    The Company also provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. As an outsourcing specialist, Workflow Graphics enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. The Company does not charge a separate fee for its management services, but instead tailors its product pricing to reflect the services provided. The Company has developed its GetSmart-TM- and Informa-TM- transaction and information systems to support these services and the Company's sales of printed products. In order to meet growing demand, the Company plans to continue to expand its product lines and services, and to promote the Company's print and facilities management services, which allow customers to outsource the management of printed products.

    Workflow Graphics was formed on February 13, 1998. U.S. Office Products acquired SFI and a related company, Hano, on January 24, 1997. On April 25, 1997, U.S. Office Products acquired United, Rex, Huxley and Pocono. On April 26, 1997, U.S. Office Products acquired DBF. When U.S. Office Products determined to separate non-core businesses from its core operations as part of the Strategic Restructuring Plan, SFI and United were converted into limited liability companies whose sole member and equity owner is the Company, the shares of Rex, Huxley and Pocono were transferred to United, and the shares of Hano and DBF were transferred to the Company. The Company has approximately 350 full-time salespeople, of whom approximately 50% have been with the Company more than five years. Senior management averages more than 20 years with the Company. The principal executive offices of Workflow Graphics are located at 276 Park Avenue South, New York, New York 10010, although the Company expects to relocate such offices to Palm Beach, Florida. The Company's telephone number is (212) 539-0301.

BUSINESS STRATEGY

    The Company's objective is to become a leading single source provider of printed products and related services to businesses of all sizes. To attain its goals, Workflow Graphics plans to grow both externally, through strategic acquisitions, and internally, through product development, cross-marketing and cross-utilization of its proprietary computer systems.

    Workflow Graphics intends to capitalize on consolidation opportunities in three segments of the North American graphic arts industry: U.S. printed products, U.S. envelopes and Canadian printed products. In the U.S. printed products market, the acquisition strategy will focus on the large population of independent distributors. Workflow Graphics is the third largest print distributor in North America, and acquired sixteen smaller distributors prior to its acquisition by U.S. Office Products. In the U.S. envelope market, Workflow Graphics will seek to acquire high value-added producers of specialty envelope and direct mail concerns. In furtherance of this strategy, Workflow Graphics expects to acquire Astrid Offset Corporation, a New York envelope company. In the Canadian printed products market, the Company plans to leverage its document sales force and customer base with selective acquisitions of commercial print manufacturers.

    Workflow Graphics intends to grow internally through product development, cross-marketing and cross-utilization of its proprietary GetSmart-TM-, Informa-TM- and Imagenet-TM- computer systems. A substantial majority of the Company's net sales are derived from custom documents and envelopes, and commercial printing. The analysis, design work and print management services performed by the Company with respect to these products enables the Company to better understand customers' requirements, and fosters close business relationships between the Company and its customers. Workflow Graphics believes that its knowledge of customer requirements and these relationships enable the Company to identify new product lines and services in response to emerging customer opportunities and provide cross-marketing opportunities for the Company's various product lines and services. The Company also believes that it will be able to increase sales by implementing its GetSmart-TM-, Informa-TM- and Imagenet-TM- systems on a Company-wide basis.

PRODUCT LINES

    DOCUMENTS. Workflow Graphics offers a complete line of custom and stock documents, such as invoices, purchase orders, money orders, bank drafts and labels. These documents may be fan-folded, roll-fed, snap-apart or cut-sheet, and manufactured to specification with respect to content, size, plies, paper and inks. More than 85% of the Company's revenues from sales of documents are from sales of custom products.

    ENVELOPES. Workflow Graphics offers a complete line of conventional and specialty envelopes for applications such as billing, credit card solicitations, annual reports, proxy solicitations, direct mail, and airline tickets. These envelopes may be of varying sizes and specialized materials, with constructions including wallet flap, flat mailer, safety fold, peel and seal, clasp, button and string, window, expansion, and continuous. The Company can customize dimensions, materials, construction, and graphics to customers' specific requirements.

    COMMERCIAL PRINTING. The Company's commercial printing line includes products such as corporate brochures, personalized direct mail, catalogs, directories and promotional products. These products are designed and manufactured to customers' requirements. Workflow Graphics provides a variety of custom services, including art direction, digital and conventional design, layout, illustration, photography and production.

    The following table sets forth the amount of the Company's revenue derived from each of its three product lines for the periods indicated.

                                                                      FISCAL YEAR  SIX MONTHS
                                                         YEAR ENDED      ENDED        ENDED
                                                        DECEMBER 31,   APRIL 26,   OCTOBER 25,
                    (IN THOUSANDS)                          1995         1997         1997
                                                        ------------  -----------  -----------

Documents.............................................   $  178,806    $ 186,787    $  88,839

Envelopes.............................................      101,642      104,095       51,545

Commercial Printing...................................       24,850       37,426       21,384

PRINT MANAGEMENT

    Workflow Graphics supports its product offering with a selection of value-added services. For many businesses, the costs of managing, storing, and using printed products exceed their purchase price. The Company seeks to control these costs and improve efficiency throughout the workflow by providing systems analysis, design, and facilities and inventory management services. Workflow Graphics delivers its print management services through GetSmart-TM- and Informa-TM-, its proprietary computerized transaction and information systems. The Company does not charge a separate fee for its management services, but instead tailors its product pricing to reflect the services provided.

    GETSMART-TM- SYSTEM. The Company offers the GetSmart-TM- system in the United States. GetSmart-TM- provides transaction, reporting, and control capabilities to the Company and its customers. SFI introduced GetSmart-TM- in 1986, and it re-engineered the system in 1993 to incorporate advances in hardware and software technologies. The Company is continually refining and enhancing the system. The system's transaction database now includes more than 200,000 SKUs, 12,000 active customers, and 3,500 active vendors. Customers can access GetSmart-TM- either off-line, through the Company's sales and customer support personnel, or on-line, through wide area network, dial-up, leased-line, and Internet connections. This array of delivery options makes GetSmart-TM-available to customers of every size and complexity, and to customers at every level of computer sophistication. The discussion below summarizes these support functions.

    A customer can initiate a distribution from inventory by issuing a requisition through GetSmart-TM-. GetSmart-TM- then allocates the merchandise to the cost center and routes the release to the appropriate distribution facility. Customers can specify their minimum inventory requirements or can rely on GetSmart-TM-'s ongoing analysis of usage patterns and lead times. GetSmart-TM-notifies the Company's sales representative when a re-order point is reached, and the representative negotiates a new purchase order with the customer. The purchase order is entered into the system and GetSmart-TM- tracks the order to the product's receipt at the Company's distribution center. At this point the storage, shipment, usage and re-order cycle begins again. Throughout the cycle, the system supports inventory transfers and write-offs, returns of items requisitioned in error, and purchases that are shipped directly to customers by the Company's vendors. GetSmart-TM- produces invoices when merchandise is received at the Company's distribution centers, or when it is shipped to customers, and tracks invoices through to remittance. All transactions can be consummated in a number of electronic formats required by customers' data processing operations. GetSmart-TM- also offers electronic catalogs of 375,000 promotional products and 30,000 office products. The catalogs provide product images and descriptions, as well as powerful search engines enabling customers to locate the products best suited to their requirements.

    GetSmart-TM- can generate more than 100 real-time and periodic reports to customers. These reports detail, summarize, and analyze purchases, inventory level, utilization rates, and billing by cost center, product, and product line to meet each customer's specific needs. Reports can be viewed on-screen in real time, printed at the customer's premises, printed remotely and delivered to a customer, or transmitted electronically for further processing by a customer's internal management information system. The

Company maintains five years of historical data on-line for comparative reports and analyses. In addition, GetSmart-TM-'s Base Line Pricing Report routinely analyzes changes in prices charged to managed accounts, an analysis the Company believes is unique in the industry.

    GetSmart-TM- also provides customers with a system of management controls for certain services. Customers may control cost center access with passwords, allocate inventories to cost centers, limit the transacting and reporting authority of each cost center by product or product line, constrain purchases and requisitions to amounts budgeted for each cost center, and suspend transactions until they are reviewed and approved. The Company can customize GetSmart-TM- to create optimal programs for its customers.

    INFORMA-TM- SYSTEM. Workflow Graphics offers the Informa-TM- system in Canada. Informa-TM- supports requisition, distribution, and digital imaging services with a central transaction database and a variety of customer interfaces. In addition to sophisticated print-on-demand capabilities, Informa-TM- provides much of the functionality of the GetSmart-TM- system: inventory inquiries and releases; order tracking; usage analysis and forecasting; detailed reporting for cost centers and products; and procurement-card and X.12 EDI billing. Customer interfaces include terminal access, a graphical user interface client, e-mail, World Wide Web browser, touch-tone, and automated voice recognition. Informa-TM- is accessed through leased lines, dial-up service, Internet and wide area networks.

    Informa-TM-'s Electronic Job Ticket ("EJT") interface is a specialized e-mail enabling customers to requisition documents and other products from the Company's distribution centers, and to route attached documents to the Company's network of Imagenet print-on-demand facilities. EJT's print on demand feature supports a broad range of custom specifications, including quantities; fixed and variable imaging; page orientation; paper size, weight, grade, and color; drilling and binding; and cover page. EJT also provides fields for the customer's budget code, billing information, and distribution instructions. EJT originates jobs ranging from single impressions, to thousands of copies delivered to a single location, to thousands of documents mailed to tens of thousands of recipients.

    Workflow Graphics provides customers with World Wide Web access to Informa-TM- through its Imagenet Document Manager. This application provides a browser interface to Informa-TM-'s transaction and reporting features for managing and distributing inventories held for customers. The application also offers a full-featured document librarian, with image storage, retrieval, viewing, downloading, archiving, and version control. In addition, Imagenet Document Manager provides estimation and requisition for digital print-on-demand orders. Production images for these orders can be uploaded to the Web or retrieved from the application's document library.

OPERATIONS

    SALES. Workflow Graphics sells its products directly to end-users, as well as to distributors and brokers who re-sell to end-users. The Company employs more than 350 sales representatives and 175 customer service personnel in 63 sales offices throughout the United States and Canada. Sales representatives are compensated through salaries and commissions. Commissioned sales representatives are compensated based on either product sales or gross margins. In addition to the Company's line of documents, commercial printing, envelopes and related products, the sales force offers value-added services including workflow analysis, design, document management, and print-on-demand. The Company's sales force is supported by its GetSmart-TM- and Informa-TM- transaction and information systems. See "--Print Management."

    PURCHASING. Workflow Graphics purchases raw materials such as paper stock, ink, stock envelopes, adhesives, plates, film, chemicals, and cartons from a variety of manufacturers and resellers. These materials are purchased job-by-job or under contracts with terms of up to two years. Longer-term supply contracts generally specify services to be provided and may guarantee product availability, but typically reserve to vendors the right to adjust prices as required by market conditions. The largest suppliers of paper stock to the Company are Rollsource, Appleton, Mead, Avenor and Domtar. Workflow Graphics also purchases finished goods for resale to customers. These finished goods include the Company's full line of documents, envelopes and commercial printing. Workflow Graphics has more than 3,500 suppliers of finished goods, including, among the largest, Ward Kraft Forms, United Computer Supplies, Gilman Sky, Transkrit, and United Stationers, Inc.

    MANUFACTURING. Workflow Graphics manufactures documents and envelopes. Documents produced by the Company include continuous and snap-apart forms, roll forms, cut sheets and label/form combinations, and checks and other security documents. Workflow Graphics operates 13 document plants in Canada, and four in the U.S. These plants employ more than 1,100 manufacturing personnel and utilize over 250 presses and other machines. The Company also manufactures a broad line of conventional and specialty envelopes in four plants located in New York, New Jersey and Pennsylvania. The envelope plants currently operate more than 80 manufacturing and printing machines. Workflow Graphics operates a network of eight Imagenet-TM- print-on-demand facilities, providing digital imaging and litho quick printing. The Company also operates several conventional and digital pre-press systems for converting text and graphics to film and plates prior to printing. Among these pre-press capabilities are several state-of-the art digital systems which enhance overall production efficiency and provide high-process capabilities to customers.

    DISTRIBUTION. Products manufactured by Workflow Graphics are either shipped directly to customers or held in inventory and shipped as requisitioned by customers. Finished goods purchased by the Company from manufacturers and wholesalers are either shipped directly to customers by vendors, or shipped to, stored in, and shipped from one of the Company's distribution centers. Workflow Graphics owns or leases nine distribution centers in the United States and 17 in Canada, and rents additional warehouse space as necessary. More than 120 distribution personnel are employed by Workflow Graphics. Products are transported from the Company's suppliers and to its customers by short-haul, regional, contract and custom carriers, as well as by air and ground courier services.

CUSTOMERS

    Workflow Graphics has more than 22,000 customers ranging in size from small office/home office businesses to Fortune 500 companies in industries such as healthcare, insurance, energy, advertising, travel and financial services. Significant customers of the Company include: Automatic Data Processing, Aetna, Inc., Bank of Montreal, Citibank N.A., Chase Manhattan Corp., Group Health Incorporated, Health Insurance Plan of Greater New York, Inc., Heilig-Meyers Company, Merrill Lynch & Co., Inc., Popular, Inc., Shell Canada and Salomon Smith Barney Holdings, Inc.

    The Company's five largest customers accounted for 8.7% of the Company's net sales for the fiscal year ended April 26, 1997. The Company's single largest customer accounted for 2.2% of net sales for the fiscal year ended April 26, 1997.

COMPETITION

    Workflow Graphics competes for retail sales of documents and envelopes against other independent distributors and against manufacturers' direct sales organizations. In commercial printing, the Company also competes with manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The principal competitive factors in the graphic arts industry are price, quality, selection, services, production capacity, delivery and customer support.

    Although Workflow Graphics often competes with smaller businesses, it also competes against the largest competitors in the North American documents industry, such as Moore Corporation Ltd., Reynolds & Reynolds Company, Standard Register Company and Wallace Computer Services, Inc., and the largest competitors in the U.S. envelope industry, such as Mail-Well, Westvaco and Tension Envelope Company. The largest competitors for commercial printing include direct sales organizations of Graphic Industries, Inc., R. R. Donnelley & Sons, Quebecor, Inc. and World Color Press, Inc.

    Because of its large product line and vendor base, extensive services and experienced sales force and management team, Workflow Graphics believes it is well positioned to compete in the graphic arts industry, and become a leading single source for graphic arts products and related services by consolidating local and regional companies.

EMPLOYEES

    As of December 31, 1997, Workflow Graphics had more than 2,000 full- and part-time employees, including over 550 in sales and sales support, more than 1,200 in manufacturing and more than 200 in finance and administration. Approximately 13% of the Company's employees are represented by labor unions in the United States. The Company considers its employee relations to be good.

INTELLECTUAL PROPERTY

    Workflow Graphics has more than 40 registered trademarks in the U.S. and Canada, including Informa-TM- and Imagenet-TM-. The Company believes that its trademarks and other proprietary rights are material to the operations of its business. Workflow Graphics regards its GetSmart-TM- and Informa-TM- software as proprietary, and relies on a combination of copyright and trademark laws, trade secrets, confidentiality agreement and contractual provisions to protect its rights. Workflow Graphics is not aware that any of its software, trademarks or other proprietary rights are being infringed by third parties, or that it infringes proprietary rights of third parties. See "Risk Factors--Dependence on Intellectual Property Rights; Risks of Infringement."

PROPERTIES

    The following table sets forth certain information about the Company's executive offices and manufacturing and printing facilities:

                                                                        APPROXIMATE
                                                                           SQUARE                        LEASE
FUNCTION AND LOCATION                                                     FOOTAGE       TITLE          EXPIRATION
----------------------------------------------------------------------  ------------  ----------  --------------------

EXECUTIVE OFFICE:

  New York, New York..................................................     12,000       Leased            2004

MANUFACTURING AND PRINTING:

  Conyers, Georgia....................................................     71,300       Leased            2006

  Mt. Olive, Illinois.................................................     82,000       Leased            2004

  Springfield, Massachusetts..........................................     65,000       Leased            2004

  Lyndhurst, New Jersey...............................................     16,000       Leased            2000

  New York, New York..................................................    160,000       Leased            2002

  New York, New York..................................................     53,000       Leased            2005

  New York, New York..................................................     60,000       Leased            2002

  Mt. Pocono, Pennsylvania............................................    140,000       Owned              --

  Norfolk, Virginia...................................................     26,400       Owned              --

  Calgary, Alberta....................................................     48,000       Leased            1999

  Calgary, Alberta....................................................     30,000       Leased            1999

  Edmonton, Alberta...................................................     81,000       Leased            2006

  Victoria, British Columbia..........................................     14,000       Leased            1999

                                                                        APPROXIMATE
                                                                           SQUARE                        LEASE
FUNCTION AND LOCATION                                                     FOOTAGE       TITLE          EXPIRATION
----------------------------------------------------------------------  ------------  ----------  --------------------
  Winnipeg, Manitoba..................................................     12,500       Leased            2002

  Brampton, Ontario...................................................    174,500       Leased            1999

  Brampton, Ontario...................................................     44,200       Leased            2000

  London, Ontario.....................................................     17,500       Leased       month-to-month

  Mississauga, Ontario................................................     60,000       Leased            2004

  Mississauga, Ontario................................................     7,200        Leased       month-to-month

  Toronto, Ontario....................................................     10,000       Leased            2000

  Regina, Saskatchewan................................................     28,000       Leased            2006

  Dorval, Quebec......................................................     42,000       Owned              --

  Granby, Quebec......................................................    100,000       Owned              --

  Pointe Claire, Quebec...............................................     30,000       Leased            1998

    In addition to those facilities identified above, Workflow Graphics leases other offices, warehouses and distribution centers across the United States and Canada.

    Workflow Graphics believes that its properties are adequate to support its operations for the foreseeable future.

ENVIRONMENTAL

    The Company's operations are subject to U.S. and Canadian federal, state, provincial and local environmental laws and regulations relating to air emissions, waste generation, handling, management and disposal, and at certain facilities, wastewater treatment and discharge. Workflow Graphics utilizes certain hazardous materials, such as washes, inks and alcohol products, in its operations, and generates both hazardous and non-hazardous waste. Seven of the Company's facilities are registered into the ISO 9002 Process Quality Program, and management believes that the Company's current operations are in substantial compliance with applicable environmental laws and regulations. See "Risk Factors--Costs and Risks of Loss Relating to Environmental Compliance."

LEGAL MATTERS

    Workflow Graphics is involved in various lawsuits arising in the ordinary course of business. Workflow Graphics believes that the outcome of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                        MANAGEMENT OF WORKFLOW GRAPHICS

DIRECTORS AND EXECUTIVE OFFICERS

    Following the Workflow Distribution, it is anticipated that the directors and executive officers of the Company will be as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Thomas B. D'Agostino.................................          55   Chairman of the Board
                                                                    Chief Executive Officer and Director
Michael B. Feldman...................................          37   Vice President of Finance and Chief Financial Officer
Thomas A. Brown, Sr..................................          55   Director*
Gus J. James, II.....................................          59   Director*
Jonathan J. Ledecky..................................          40   Director*
Timothy L. Tabor.....................................          44   Director*

------------------------

* Messrs. Brown, James, Ledecky and Tabor are expected to join the Board of Directors of Workflow Graphics promply following the Distribution.

    THOMAS B. D'AGOSTINO is Chairman of the Board and Chief Executive Officer of the Company. Mr. D'Agostino has been President of SFI or its predecessor company, Forms & Peripherals, Inc., since 1972, and was appointed President of U.S. Office Products Print Management Division in January 1997 when U.S. Office Products acquired SFI and Hano.

    MICHAEL B. FELDMAN is Vice President of Finance and Chief Financial Officer of the Company. Mr. Feldman was appointed Controller of SFI in 1987 and Vice President of Finance and Chief Financial Officer in 1995. He has served as Hano's Vice President of Finance and Chief Financial Officer since 1992.

    THOMAS A. BROWN, SR.  has served as the Vice
President-Purchasing/Sourcing/Logistics of Pfizer, Inc., a large pharmaceutical company, since May 1996. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

    GUS J. JAMES, II is the President, a director and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Related Party Transactions."

    JONATHAN J. LEDECKY will serve as a Director of the Company and each of the other Spin-Off Companies as of the Distribution Date. He founded Consolidation Capital Corporation in February 1997 and will serve as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as the Non-Executive Chairman of the Board of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

    TIMOTHY L. TABOR has served as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano since May 1997. From 1996 until 1997, he served as an executive officer of SFI and Hano. From 1993 to 1995, Mr. Tabor managed his own investments. From 1987 to 1993, Mr. Tabor held various positions with Tudor Investment

Corp., serving as Director of Technology from 1987 to 1990, Director of the Securities Department from 1990 until 1992 and as a proprietary trader in 1993.

    Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

    The Company Board intends to create an Audit Committee effective as of the Workflow Distribution. The Audit Committee will be charged with reviewing Workflow Graphics' annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices.

    The Company Board also intends to create a Compensation Committee effective as of the Workflow Distribution. The Compensation Committee will be charged with determining the compensation of Workflow Graphics' executive officers and administering any stock option plan the Company may adopt.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by the Company for services rendered during the year ended April 26, 1997 to the Chief Executive Officer and to the other officers of the Company whose combined compensation exceeded $100,000 during this period (collectively the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION      LONG TERM
                                                          ----------------------  COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION                                 SALARY      BONUS      OPTIONS(#)    COMPENSATION
--------------------------------------------------------  ----------  ----------  -------------  -------------
Thomas B. D'Agostino
  Chairman of the Board
  Chief Executive
  Officer and Director..................................  $  400,000  $  100,000           --      $  11,014(1)
Michael B. Feldman
  Vice President of Finance
  and Chief Financial Officer...........................  $  119,020  $   25,000       36,391      $   6,337(2)
Timothy L. Tabor (3)
Executive Vice President-
  U.S. Office Products Print
  Management Division...................................  $  170,000  $   15,000       48,522      $   4,834(4)

------------------------

(1) Includes $6,536 of insurance premiums and $4,479 of 401(k) plan contributions paid by the Company on Mr. D'Agostino's behalf.

(2) Includes $3,268 of insurance premiums and $3,069 of 401(k) plan contributions paid by the Company on Mr. Feldman's behalf.

(3) The Company anticipates that Mr. Tabor will resign as an officer and employee of U.S. Office Products, SFI and Hano prior to the Distribution Date.

(4) Includes $4,834 of insurance premiums paid by the Company on Mr. Tabor's behalf.

    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire Company Common Stock in connection with the

Workflow Distribution. See "The Workflow Distribution--Effect on Outstanding U.S. Office Products Options held by Workflow Graphics Employees."

                      OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                PERCENT OF                                  APPRECIATION FOR
                                               TOTAL OPTIONS                                OPTION TERM (3)
                                   OPTIONS      GRANTED IN      EXERCISE    EXPIRATION   ----------------------
NAME                             GRANTED (1)  FISCAL YEAR(2)      PRICE        DATE          5%         10%
-------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Thomas B. D'Agostino (4).......          --            0.0%            --            --          --          --
Timothy L. Tabor(5)(6).........      48,522           12.1%     $   10.70     1/24/2007  $  326,513  $  827,448
Michael B. Feldman (5)(6)......      36,391            9.0%     $   10.70     1/24/2007  $  244,881  $  620,577

------------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant. All of these options are fully vested.

(2) Total options granted means all options granted to employees of SFI who, as a result of U.S. Office Products' acquisition of SFI, had their SFI stock options converted into U.S. Office Products stock options.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

(4) Thomas B. D'Agostino was granted 45,000 options at an exercise price of $15.17 on April 28, 1997, which expire on April 28, 2007.

(5) The options granted to Michael B. Feldman and Timothy L. Tabor during fiscal 1997 are the result of the acquisition of SFI by U.S. Office Products. These options represent the U.S. Office Products stock options into which SFI options were converted.

(6) Michael B. Feldman and Timothy L. Tabor were each granted 15,000 options at an exercise price of $15.17 on April 28, 1997, which expire on April 28, 2007. Mr. Feldman was also granted 22,500 options at an exercise price of $21.13 on September 17, 1997, which expire on September 17, 2007.

    The following table sets forth certain information regarding option exercises and unexercised options held by the Named Officers at April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of Company Common Stock in connection with the Workflow Distribution. See "The Workflow Distribution--Effect on Outstanding U.S. Office Products Options held by Workflow Graphics Employees."

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 26, 1997
                     AND FISCAL YEAR-END 1997 OPTION VALUES

                                                                  NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT APRIL 26,   IN-THE- MONEY (1) OPTIONS
                                                                           1997             AT FISCAL YEAR END ($) (2)
                               SHARES ACQUIRED       VALUE      --------------------------  --------------------------
NAME                           ON EXERCISE (#)    REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------  -----------------  -------------  -----------  -------------  -----------  -------------
Thomas B. D'Agostino........         --               --            --            --            --            --
Timothy L. Tabor............         --               --            48,522        --         $ 212,526    $   --
Michael B. Feldman..........         --               --            36,391        --         $ 159,502        --

------------------------

(1) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(2) The value of unexercised options represents the difference between the exercise price of such options and $15.08, the closing market price of U.S. Office Products Common Stock at April 26, 1997.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

    Jonathan J. Ledecky entered into the Ledecky Services Agreement with U.S. Office Products on January 13, 1998, effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his employment agreement with U.S. Office Products as amended November 4, 1997.

    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products and also provides certain benefits and obligations with respect to Workflow Graphics and the other Spin-Off Companies. Under the Ledecky Services Agreement, Mr. Ledecky remains an employee of U.S. Office Products, at an annual salary of $48,000, through June 30, 2001, with the contract terminable by U.S. Office Products only if he violates the non-competition provision of the agreement.

    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions until the fourth anniversary of the Distribution Date. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products and the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any of the U.S. Office Products Companies conducts business. (For this purpose, "products or services" are those in effect as of January 13, 1998.) The Ledecky Services Agreement prohibits Mr. Ledecky from calling upon managerial employees of the U.S. Office Products Companies to hire them away and from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky is also barred from hiring away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. The Ledecky Services Agreement includes Mr. Ledecky's agreement that four years is a reasonable period of time for this provision and that U.S. Office Products will assign to Workflow Graphics and the other Spin-Off Companies the ability to enforce the non-competition provisions described above as to their own businesses.

    Under the Ledecky Services Agreement, the Board of Directors of U.S. Office Products has agreed that Mr. Ledecky will receive a stock option for Company Common Stock from Workflow Graphics as of the Distribution Date. The Board of Directors of U.S. Office Products intends the option to be compensation for Mr. Ledecky's services to Workflow Graphics as a director, and certain services as an employee. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the Distribution Date, with no anti-dilution provisions in the event of issuance of additional shares of

Company Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade (the "Initial Trading Price") on the day the Company Common Stock is first publicly traded (the "First Trade Date").

    Mr. Ledecky's option will be fully exercisable as to two-thirds of the shares it covers when granted. The remainder of the option will become exercisable as follows: (i) as of the 18-month anniversary of the First Trade Date if the average closing trading price over the 15 business days preceding that anniversary date exceeds the Initial Trading Price (with the prices adjusted for stock splits or reverse stock splits or other corporate events that cause Workflow Graphics to adjust substantially all outstanding options) by at least 25% or (ii) as of the sixth anniversary of the First Trade Date if the clause (i) condition is not met and Mr. Ledecky is still employed by Workflow Graphics at that anniversary. Option exercisability will accelerate if Mr. Ledecky dies before the option expires or, if and to the extent that, Workflow Graphics accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Workflow Graphics.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

    On January 23, 1997, SFI entered into an employment agreement with Thomas B. D'Agostino, its President and Chief Executive Officer. The employment agreement provides for a four-year term. Pursuant to this agreement, Mr. D'Agostino is entitled to receive minimum annual compensation of $400,000, incentive bonuses as determined by the compensation committee of the U.S. Office Products Board of Directors and certain perquisites and benefits. In the event that Mr. D'Agostino's employment is terminated for any reason other than cause, Mr. D'Agostino's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination, or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. D'Agostino from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter, or (ii) as long as Mr. D'Agostino continues to receive severance payments from SFI.

    On January 23, 1997, Hano entered into an employment agreement with Timothy
L. Tabor in the capacity of Executive Vice President. The employment agreement provides a one-year initial term and a one-year renewal term. Pursuant to this agreement, Mr. Tabor is entitled to receive minimum annual compensation of $260,000, incentive bonuses as determined by the compensation committee of the U.S. Office Products Board of Directors and certain perquisites and benefits. In the event that Mr. Tabor's employment is terminated for any reason other than cause, Mr. Tabor's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) three months from the date of termination, or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. Tabor from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter, or (ii) as long as Mr. Tabor continues to receive severance payments from Hano.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Until a Compensation Committee of the Company Board is created, decisions regarding the compensation of executive officers will be made by the Company Board.

    No member of the Board of Directors of Workflow Graphics has ever been an officer of the Company or any of its subsidiaries, except that Mr. D'Agostino is the President of U.S. Office Products Print Management Division, and President and Chief Executive Officer of SFI and Mr. Tabor is the Executive Vice President of U.S. Office Products Print Management Division and the Executive Vice President and Chief Operating Officer of SFI and Hano. In addition, Mr. Ledecky was the Chief Executive Officer of

U.S. Office Products until November 5, 1997 and will be Chairman of U.S. Office Products until the Distribution Date.

                           RELATED PARTY TRANSACTIONS

    On January 24, 1997, in separate, related transactions, U.S. Office Products acquired SFI and Hano from Thomas B. D'Agostino, the Chairman and Chief Executive Officer of Workflow Graphics, and other stockholders, including Thomas
B. D'Agostino, Jr., Mr. D'Agostino's son, for a total of 3,628,500 shares of U.S. Office Products Common Stock valued at $18.00 per share. The transactions were effected through mergers which were accounted for as pooling of interests. At the time of the acquisitions, Mr. D'Agostino owned 98% of the issued and outstanding securities of SFI, and 75% of the issued and outstanding securities of Hano, and received 3,387,699 shares of U.S. Office Products Common Stock in consideration for these transactions. Thomas B. D'Agostino, Jr. received 73,144 shares of U.S. Office Products Common Stock in consideration for these transactions. In connection with the transaction, SFI entered into a four-year employment agreement with Mr. D'Agostino which provided an annual salary of $400,000 and a one-year employment agreement with Timothy L. Tabor, who is expected to be named a director of the Company, which provided an annual salary of $260,000. See "Management of Workflow Graphics-- Employment Contracts and Related Matters."

    The Company has from time to time retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James II, who is expected to be named a director of the Company, is the president, a director and a shareholder of Kaufman & Canoles.

    Prior to December 1996, SFI leased warehouse space from a partnership in which Mr. D'Agostino had a 50% interest. The total payments by SFI under this lease were $81,000 in calendar years 1995 and 1996, respectively. This lease was terminated in December 1996.

    Prior to the Workflow Distribution, the Company expects to enter into a lease with an entity owned or controlled by Mr. D'Agostino for office space in Norfolk, Virginia. The terms of any such lease have not yet been determined. The Company anticipates that lease payments will be based on the market value of the office space and will be comparable to rents that would be charged to parties not affiliated with Mr. D'Agostino.

    SFI loaned Mr. D'Agostino $453,000 in 1995 and $382,000 in 1996. Interest was accrued on amounts outstanding at prime plus 1%. All of Mr. D'Agostino's outstanding indebtedness to SFI was offset against dividend distributions to Mr. D'Agostino.

                  PRINCIPAL STOCKHOLDERS OF WORKFLOW GRAPHICS

    The following table sets forth the number and percentage of outstanding shares of the Company Common Stock that are expected to be beneficially owned by
(i) all persons known by Workflow Graphics to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of U.S. Office Products Common Stock owned as of February 12, 1998. Assuming a Distribution Ratio of one for one, the number and percent of shares of Company Common Stock beneficially owned by the following stockholders on the Distribution Date should be equal to the number of shares of U.S. Office Products Common Stock owned by them on the Distribution Date (which will exclude any shares purchased from these persons in the Tender Offer), except that the number of shares beneficially owned with respect to options that are exercisable within 60 days of the Distribution Date may be different depending on the ratio at which options for U.S. Office Products Common Stock are replaced with options for Company Common Stock. See "The Workflow Distribution--Effect on Outstanding U.S. Office Products Options Held by Workflow Graphic Employees."

NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER       PERCENT
-------------------------------------------------------------------------------------------  ------------  -----------
Thomas B. D'Agostino (1)...................................................................       747,206           *
  301 Australian Ave.
  Palm Beach, FL 33480
Thomas A. Brown, Sr........................................................................             0           0%
  165 Flanders Road
  Bethlehem, CT 06751
Jonathan J. Ledecky (2)....................................................................     2,428,125         1.7%
Gus J. James, II...........................................................................             0           0%
  One Commercial Place
  Norfolk, VA 23514
Timothy L. Tabor (3).......................................................................        52,272           *
  276 Park Avenue South,
  New York, NY 10010
Michael B. Feldman (4).....................................................................        40,141           *
  3701 E. Virginia Beach Blvd.,
  Norfolk, VA 23502
All current executive officers and directors as a group (six persons)......................     3,267,744         2.3%
5% STOCKHOLDERS
FMR Corp.(5)...............................................................................    15,754,406        11.2%
  Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services (5).......................................................     8,262,886         5.9%
  500 Boylston Street
  Boston, MA 02116

------------------------

*   Less than 1%.

(1) Includes 11,250 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.

(2) In addition, Mr. Ledecky has an option that will become exercisable on the Distribution Date for a number of shares of Company Common Stock equal to 5% of the shares issued and outstanding on the Distribution Date. See "Management of Workflow Graphics--Director Compensation and Other Arrangements." Excludes options for U.S. Office Products Common Stock that will not be converted into options for Company Common Stock at the time of the Workflow Distribution.

(3) Includes 52,272 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.

(4) Includes 40,141 shares which may be acquired upon exercise of options exercisable within 60 days following the Workflow Distribution.

(5) Based upon a Schedule 13G filed with the SEC.

                 DESCRIPTION OF WORKFLOW GRAPHICS CAPITAL STOCK

GENERAL

    At the time of the Workflow Distribution, the Company's authorized capital
stock is expected to consist of       shares of Company Common Stock and
      shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the time of the Workflow Distribution, the Company is expected to
have outstanding approximately       shares of Company Common Stock and no
shares of Preferred Stock. Set forth below is a description of Workflow Graphics' capital stock.

COMPANY COMMON STOCK

    The holders of Company Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Company Common Stock are entitled to such dividends as may be declared in the discretion of the Company Board out of funds legally available therefor. See "Dividend Policy." The holders of Company Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Company Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Company Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All of the shares of Company Common Stock to be distributed pursuant to the Workflow Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Company Board as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Company Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Company Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the authority of the Company Board described above may adversely affect the rights of the holders of Company Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Company Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Company Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Company Common Stock or may otherwise adversely affect the market price of the Company Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to the Certificate of Incorporation and under Delaware law, directors of Workflow Graphics are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    Workflow Graphics has not yet appointed a Transfer Agent and Registrar for the Company Common Stock but expects to do so prior to the Workflow Distribution.

                                    EXPERTS

    The financial statements included in this Information Statement/Prospectus (except as they relate to the unaudited interim periods) have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of shares of Company Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of Workflow Graphics and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C.

                            WORKFLOW GRAPHICS, INC.
                         INDEX TO FINANCIAL STATEMENTS

WORKFLOW GRAPHICS, INC.
  Introduction to Pro Forma Financial Information
  Pro Forma Combined Balance Sheet as of October 25, 1997 (unaudited)
  Pro Forma Combined Statement of Income for the six months ended October 25, 1997
    (unaudited)
  Pro Forma Combined Statement of Income for the six months ended October 26, 1996
    (unaudited)
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)
  Notes to Pro Forma Combined Financial Statements
  Report of Price Waterhouse LLP, Independent Accountants
  Report of KPMG Peat Marwick LLP, Independent Auditors
  Report of KPMG Peat Marwick LLP, Independent Auditors
  Report of Hertz, Herson & Company, LLP, Independent Auditors
  Report of Hertz, Herson & Company, LLP, Independent Auditors
  Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and October 25, 1997
    (unaudited)
  Consolidated Statement of Income for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996 (unaudited) and October 25, 1997 (unaudited)
  Consolidated Statement of Stockholder's Equity for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 25, 1997 (unaudited)
  Consolidated Statement of Cash Flows for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996 (unaudited) and October 25, 1997 (unaudited)
  Notes to Consolidated Financial Statements

ASTRID OFFSET CORPORATION
  Report of Price Waterhouse LLP, Independent Accountants
  Balance Sheet as of July 31, 1997 and October 31, 1997 (unaudited)
  Statement of Income for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)
  Statement of Stockholder's Equity for the year ended July 31, 1997 and the three months ended October 31, 1997 (unaudited)
  Statement of Cash Flows for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)
  Notes to Financial Statements

                            WORKFLOW GRAPHICS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

The unaudited pro forma financial statements give effect to the spin-off of Workflow Graphics, Inc. (the "Company"), formerly the Print Management Division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the "Distribution") and probable and completed acquisitions through February 13, 1998.

    The pro forma combined balance sheet gives effect to the Distribution and the probable acquisition of Astrid Offest Corporation as if both transactions had occurred as of the Company's most recent balance sheet date, October 25, 1997. The pro forma combined statements of income for the fiscal year ended April 26, 1997 and the six months ended October 25, 1997 and October 26, 1996 give effect to the Distribution and the acquisitions of Astrid Offset Corporation and FMI Graphics, Inc., an individually insignificant company, in business combinations accounted for under the purchase method which have been completed or are probable during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisition"), as if all such transactions had occurred on May 1, 1996.

    The pro forma combined statement of income for the year ended April 26, 1997 includes the audited financial information of the Company for the year ended April 26, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisition for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the six months ended October 25, 1997 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisition for the six months ended October 25, 1997.

    The pro forma combined statement of income for the six months ended October 26, 1996 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisition for the six months ended October 26, 1996

    The historical financial statements of the Company give retroactive effect to the results of the seven companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Information Statement/Prospectus.

                            WORKFLOW GRAPHICS, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                OCTOBER 25, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           ASTRID
                                                             WORKFLOW      OFFSET      PRO FORMA    PRO FORMA
                                                           GRAPHICS,INC. CORPORATION  ADJUSTMENTS   COMBINED
                                                           ------------  -----------  -----------  -----------

                                                    ASSETS
Current assets:
  Cash and cash equivalents..............................   $      385    $     412    $    (797)(b)  $
  Accounts receivable, net...............................       55,334        1,180                    56,514
  Inventory..............................................       28,216          237                    28,453
  Prepaid and other current assets.......................        2,454        1,006                     3,460
                                                           ------------  -----------  -----------  -----------
    Total current assets.................................       86,389        2,835         (797)      88,427

Property and equipment, net..............................       32,668        1,582                    34,250
Intangible assets, net...................................        2,259                    11,082(a)     13,341
Other assets.............................................        8,387                                  8,387
                                                           ------------  -----------  -----------  -----------
    Total assets.........................................   $  129,703    $   4,417    $  10,285    $ 144,405
                                                           ------------  -----------  -----------  -----------
                                                           ------------  -----------  -----------  -----------

                                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt........................................   $    4,259    $     329    $    (329)(b)  $   4,259
  Short-term payable to U.S. Office Products.............       22,239                   (22,239)(b)
  Accounts payable.......................................       25,346          163                    25,509
  Accrued compensation...................................        3,742                                  3,742
  Other accrued liabilities..............................        8,126           56                     8,182
                                                           ------------  -----------  -----------  -----------
    Total current liabilities............................       63,712          548      (22,568)      41,692

Long-term debt...........................................        5,660        1,606       33,197(b)     40,463
Long-term payable to U.S. Office Products................       21,955                    13,200(a)
                                                                                         (35,155)(b)
Deferred income taxes....................................        3,638          145                     3,783
Other long-term liabilities..............................           19                                     19
                                                           ------------  -----------  -----------  -----------
    Total liabilities....................................       94,984        2,299      (11,326)      85,957
                                                           ------------  -----------  -----------  -----------

Stockholder's equity:
  Divisional equity......................................       13,425                    23,729(b)     37,154
  Cumulative translation adjustment......................           42                                     42
  Retained earnings......................................       21,252                                 21,252
  Equity in purchased company............................                     2,118       (2,118)(a)
                                                           ------------  -----------  -----------  -----------
    Total stockholder's equity...........................       34,719        2,118       21,611       58,448
                                                           ------------  -----------  -----------  -----------
    Total liabilities and stockholder's equity...........   $  129,703    $   4,417    $  10,285    $ 144,405
                                                           ------------  -----------  -----------  -----------
                                                           ------------  -----------  -----------  -----------

       See accompanying notes to pro forma combined financial statements.

                            WORKFLOW GRAPHICS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    WORKFLOW        ASTRID
                                                    GRAPHICS,       OFFSET            FMI          PRO FORMA     PRO FORMA
                                                      INC.        CORPORATION   GRAPHICS, INC.    ADJUSTMENTS    COMBINED
                                                  -------------  -------------  ---------------  -------------  -----------
Revenues........................................    $ 173,347      $   4,708       $   1,914       $  (1,883)(c)  $ 178,086
Cost of revenues................................      127,547          2,790           1,258          (1,883)(c)    129,712
                                                  -------------       ------          ------     -------------  -----------
    Gross profit................................       45,800          1,918             656                        48,374

Selling, general and administrative expenses....       35,884            920             499             (84)(d)     37,219
Amortization expense............................           99              6                             147(f)        252
                                                  -------------       ------          ------     -------------  -----------
    Operating income............................        9,817            992             157             (63)       10,903
Other (income) expense:
  Interest expense..............................        1,390                              2             397(h)      1,789
  Interest income...............................                         (18)                             18(h)
  Other income..................................         (166)          (128)                                         (294)
                                                  -------------       ------          ------     -------------  -----------
Income before provision for income taxes........        8,593          1,138             155            (478)        9,408
Provision for income taxes......................        3,480                              4             374(i)      3,858
                                                  -------------       ------          ------     -------------  -----------
Net income......................................    $   5,113      $   1,138       $     151       $    (852)    $   5,550
                                                  -------------       ------          ------     -------------  -----------
                                                  -------------       ------          ------     -------------  -----------
Weighted average shares outstanding.............                                                                    95,963(j)
Net income per share............................                                                                 $    0.06
                                                                                                                -----------
                                                                                                                -----------

       See accompanying notes to pro forma combined financial statements.

                            WORKFLOW GRAPHICS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 26, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                    WORKFLOW        ASTRID
                                                    GRAPHICS,       OFFSET            FMI         PRO FORMA    PRO FORMA
                                                      INC.        CORPORATION   GRAPHICS, INC.   ADJUSTMENTS   COMBINED
                                                  -------------  -------------  ---------------  -----------  -----------
Revenues........................................    $ 161,798      $   4,851       $   4,470      $  (1,940)(c)  $ 169,179
Cost of revenues................................      117,563          2,897           3,064         (1,940)(c)    121,584
                                                  -------------       ------          ------     -----------  -----------
    Gross profit................................       44,235          1,954           1,406                      47,595

Selling, general and administrative expenses....       33,409          1,032           1,379           (529)(d)     35,753
                                                                                                        462(e)
Amortization expense............................           91              6                            157(f)        254
                                                  -------------       ------          ------     -----------  -----------
    Operating income............................       10,735            916              27            (90)      11,588

Other (income) expense:
  Interest expense..............................        2,250                             10           (471)(h)      1,789
  Interest income...............................                         (19)             (7)            26(h)
  Other.........................................          622            (81)            (23)                        518
                                                  -------------       ------          ------     -----------  -----------
Income before provision for income taxes........        7,863          1,016              47            355        9,281
Provision for income taxes......................        1,708                                         2,098(i)      3,806
                                                  -------------       ------          ------     -----------  -----------
    Net income..................................    $   6,155      $   1,016       $      47      $  (1,743)   $   5,475
                                                  -------------       ------          ------     -----------  -----------
                                                  -------------       ------          ------     -----------  -----------
Weighted average shares outstanding.............                                                                  95,963(j)
Net income per share............................                                                               $    0.06
                                                                                                              -----------
                                                                                                              -----------

       See accompanying notes to pro forma combined financial statements.

                            WORKFLOW GRAPHICS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  WORKFLOW       ASTRID
                                                                  GRAPHICS,      OFFSET           FMI          PRO FORMA
                                                                    INC.        CORPORATE    GRAPHICS, INC    ADJUSTMENTS
                                                                -------------  -----------  ---------------  -------------
Revenues......................................................    $ 334,220     $   9,963      $   8,976       $  (3,985)(c)
Cost of revenues..............................................      243,179         5,934          6,186          (3,985)(c)
                                                                -------------  -----------        ------     -------------
    Gross profit..............................................       91,041         4,029          2,790

Selling, general and administrative expenses..................       70,745         2,023          2,779          (1,057)(d)
                                                                                                                     490(e)
Amortization expense..........................................          204            12                            312(f)
Non-recurring acquisition costs...............................        5,006                                       (5,006)(g)
                                                                -------------  -----------        ------     -------------
    Operating income..........................................       15,086         1,994             11           5,261

Other (income) expense:
  Interest expense............................................        4,827                           10          (1,259)(h)
  Interest income.............................................          (25)          (36)           (15)             76(h)
  Other.......................................................          632          (209)           (15)
                                                                -------------  -----------        ------     -------------
Income before provision for income taxes and extraordinary
  items.......................................................        9,652         2,239             31           6,444
Provision for income taxes....................................        3,591                                        3,941(i)
                                                                -------------  -----------        ------     -------------
Income before extraordinary items.............................    $   6,061     $   2,239      $      31       $   2,503
                                                                -------------  -----------        ------     -------------
                                                                -------------  -----------        ------     -------------
Weighted average shares outstanding...........................
Income before extraordinary items per share...................


                                                                 PRO FORMA
                                                                 COMBINED
                                                                -----------
Revenues......................................................   $ 349,174
Cost of revenues..............................................     251,314
                                                                -----------
    Gross profit..............................................      97,860
Selling, general and administrative expenses..................      74,980

Amortization expense..........................................         528
Non-recurring acquisition costs...............................
                                                                -----------
    Operating income..........................................      22,352
Other (income) expense:
  Interest expense............................................       3,578
  Interest income.............................................
  Other.......................................................         408
                                                                -----------
Income before provision for income taxes and extraordinary
  items.......................................................      18,366
Provision for income taxes....................................       7,532
                                                                -----------
Income before extraordinary items.............................   $  10,834
                                                                -----------
                                                                -----------
Weighted average shares outstanding...........................      95,963(j)
Income before extraordinary items per share...................   $    0.11
                                                                -----------
                                                                -----------

       See accompanying notes to pro forma combined financial statements.

                            WORKFLOW GRAPHICS, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments associated with the acquisition of Astrid Offset Corporation ("Astrid"). The acquisition of Astrid will be initially funded by U.S. Office Products, accordingly, an adjustment has been made to increase the long-term payable to U.S. Office Products by $13,200. The portion of the consideration assigned to goodwill ($11,082) in this transaction, which was accounted for under the purchase method, represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

    (b) Represents payment of debt of $797 and forgiveness of $23,729 of debt due to U.S. Office Products as U.S. Office Products agreed to allocate only $44,722 of the total debt payable to U.S. Office Products by the Company at the date of the Distribution. The $23,729 of debt forgiven has been reflected as a contribution of capital to the Company by U.S. Office Products.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (c) Adjustment to reflect the elimination of revenues and cost of revenues on transactions between Astrid Offset and the Company.

    (d) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

    (e) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Print Management division by U.S. Office Products as if the division had been formed on May 1, 1996.

    (f) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

    (g) Adjustment to reflect the reduction in non-recurring acquisition costs related to pooling-of-interests business combinations of $5,006 for the fiscal year ended April 26, 1997.

    (h) Adjustment to reflect the reduction in interest expense and interest income resulting from the forgiveness of $23,729 of debt by U.S. Office Products.

    (i) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 41%. The difference between the effective tax rate of 41% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

    (j) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon 95,963 shares of common stock outstanding for the periods. This is based upon the most current number of shares of common stock of U.S. Office Products outstanding of 133,000 less 37,037 shares expected to be repurchased by U.S. Office Products in the Tender Offer, and assumes a distribution ratio of one share of Company Common Stock for each share of U.S. Office Products Common Stock. The

                            WORKFLOW GRAPHICS, INC.

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) actual distribution ratio will be determined prior to effectiveness of the Registration Statement of which this Information Statement/Prospectus is a part, and is expected to be less than one share of Company Common Stock for every one share of U.S. Office Products Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Workflow Graphics, Inc.

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Workflow Graphics, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hano Document Printers, Inc. ("Hano"), United Envelope Co., Inc. and its affiliate, Rex Envelope Co. Inc. ("United") and Huxley Envelope Corporation ("Huxley"), wholly-owned subsidiaries, which statements reflect total revenues for the year ended December 31, 1995 of $31,299,000, $81,917,000 and
$18,868,000, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hano, United and Huxley, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
February 10, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Workflow Graphics, Inc.:

    We have audited the accompanying consolidated statements of income, stockholder's equity and cash flows of Workflow Graphics, Inc. and subsidiaries (the "Company") for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc. ("United"), and Huxley Envelope Corporation ("Huxley"), wholly owned subsidiaries, which statements reflect total revenues constituting 46.3 percent of the consolidated totals for the year ended December 31, 1994. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for United and Huxley, is based solely on the reports of the other auditors.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Workflow Graphics, Inc. and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
February 17, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  of Hano Document Printers, Inc.

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliates as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  Huxley Envelope Corporation
  Industrial Park Blvd.
  Mt. Pocono Industrial Park
  Mt. Pocono, PA 18344

    We have audited the accompanying balance sheets of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY LLP

New York, New York
March 4, 1996

                            WORKFLOW GRAPHICS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                              APRIL 30,   APRIL 26,   OCTOBER 25,
                                                                                 1996        1997        1997
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.................................................  $    1,324  $    2,168   $     385
  Accounts receivable, less allowance for doubtful accounts of $1,993,
    $1,831 and $2,808, respectively.........................................      50,942      50,917      55,334
  Inventories...............................................................      23,815      26,990      28,216
  Prepaid expenses and other current assets.................................       3,314       3,402       2,454
                                                                              ----------  ----------  -----------
      Total current assets..................................................      79,395      83,477      86,389

Property and equipment, net.................................................      31,647      33,119      32,668
Intangible assets, net......................................................         879         913       2,259
Other assets................................................................       6,028       7,599       8,387
                                                                              ----------  ----------  -----------
      Total assets..........................................................  $  117,949  $  125,108   $ 129,703
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Short-term debt...........................................................  $   23,515  $    3,681   $   4,259
  Short-term payable to U.S. Office Products................................                  23,622      22,239
  Accounts payable..........................................................      22,163      27,031      25,346
  Accrued compensation......................................................       4,752       4,173       3,742
  Other accrued liabilities.................................................       5,587       7,961       8,126
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      56,017      66,468      63,712

Long-term debt..............................................................      28,108       6,034       5,660
Long-term payable to U.S. Office Products...................................                  20,891      21,955
Deferred income taxes.......................................................       4,704       4,045       3,638
Other long-term liabilities.................................................                     121          19
                                                                              ----------  ----------  -----------
      Total liabilities.....................................................      88,829      97,559      94,984
                                                                              ----------  ----------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity.........................................................      11,790      11,313      13,425
  Cumulative translation adjustment.........................................         352          97          42
  Retained earnings.........................................................      16,978      16,139      21,252
                                                                              ----------  ----------  -----------
      Total stockholder's equity............................................      29,120      27,549      34,719
                                                                              ----------  ----------  -----------
      Total liabilities and stockholder's equity............................  $  117,949  $  125,108   $ 129,703
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                            WORKFLOW GRAPHICS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                    FOR THE
                                               FOR THE            FOR THE FOUR      FISCAL            FOR THE SIX
                                              YEAR ENDED          MONTHS ENDED    YEAR ENDED          MONTHS ENDED
                                      --------------------------  -------------  -------------  ------------------------
                                      DECEMBER 31,  DECEMBER 31,    APRIL 30,      APRIL 26,    OCTOBER 26,  OCTOBER 25,
                                          1994          1995          1996           1997          1996         1997
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                                                                                      (UNAUDITED)
Revenues............................   $  154,193    $  309,426    $   114,099    $   334,220    $ 161,798    $ 173,347
Cost of revenues....................      114,885       234,959         82,998        243,179      117,563      127,547
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Gross profit..................       39,308        74,467         31,101         91,041       44,235       45,800

Selling, general and administrative
  expenses..........................       32,020        62,012         22,485         70,949       33,500       35,983
Non-recurring acquisition costs.....                                                    5,006
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Operating income..............        7,288        12,455          8,616         15,086       10,735        9,817

Other (income) expense:
  Interest expense..................        2,048         5,370          1,676          4,827        2,250        1,390
  Interest income...................                                       (18)           (25)
  Other.............................          186            62           (151)           632          622         (166)
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before provision for (benefit
  from) income taxes and
  extraordinary items...............        5,054         7,023          7,109          9,652        7,863        8,593
Provision for (benefit from) income
  taxes.............................          379           (33)         1,351          3,591        1,708        3,480
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before extraordinary items...        4,675         7,056          5,758          6,061        6,155        5,113
Extraordinary items--losses on early
  terminations of credit facilities,
  net of income taxes...............                        700                           798
                                      ------------  ------------  -------------  -------------  -----------  -----------
Net income..........................   $    4,675    $    6,356    $     5,758    $     5,263    $   6,155    $   5,113
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
Unaudited pro forma net income
  before extraordinary items (see
  Note 8)...........................   $    2,906    $    5,111    $     4,151    $     3,687    $   4,311    $   5,113
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                            WORKFLOW GRAPHICS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                               CUMULATIVE                     TOTAL
                                                                 DIVISIONAL    TRANSLATION    RETAINED    STOCKHOLDER'S
                                                                   EQUITY      ADJUSTMENT     EARNINGS       EQUITY
                                                                 -----------  -------------  -----------  -------------
Balance at December 31, 1993...................................   $   4,239     $             $   7,436     $  11,675
  Cash dividends at Pooled Companies...........................                                  (3,461)       (3,461)
  Net income...................................................                                   4,675         4,675
                                                                 -----------        -----    -----------  -------------

Balance at December 31, 1994...................................       4,239                       8,650        12,889
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock in conjunction with
      acquisition..............................................       7,451                                     7,451
    Capital contributions......................................         100                                       100
    Cash dividends.............................................                                  (2,465)       (2,465)
  Cumulative translation adjustment............................                       388                         388
  Net income...................................................                                   6,356         6,356
                                                                 -----------        -----    -----------  -------------

Balance at December 31, 1995...................................      11,790           388        12,541        24,719
  Cash dividends at Pooled Companies...........................                                  (1,321)       (1,321)
  Cumulative translation adjustment............................                       (36)                        (36)
  Net income...................................................                                   5,758         5,758
                                                                 -----------        -----    -----------  -------------

Balance at April 30, 1996......................................      11,790           352        16,978        29,120
  Transactions of Pooled Companies:
    Retirement of common stock.................................        (477)                                     (477)
    Cash dividends.............................................                                  (6,102)       (6,102)
  Cumulative translation adjustment............................                      (255)                       (255)
  Net income...................................................                                   5,263         5,263
                                                                 -----------        -----    -----------  -------------

Balance at April 26, 1997......................................      11,313            97        16,139        27,549

Unaudited data:
  Issuance of U.S. Office Products Company common stock in
    conjunction with acquisition...............................       2,112                                     2,112
  Cumulative translation adjustment............................                       (55)                        (55)
  Net income...................................................                                   5,113         5,113
                                                                 -----------        -----    -----------  -------------

Balance at October 25, 1997 (unaudited)........................   $  13,425     $      42     $  21,252     $  34,719
                                                                 -----------        -----    -----------  -------------
                                                                 -----------        -----    -----------  -------------

          See accompanying notes to consolidated financial statements.

                            WORKFLOW GRAPHICS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                      FOR THE     FOR THE SIX
                                                                                    FOR THE FOUR      FISCAL        MONTHS
                                                           FOR THE YEAR ENDED       MONTHS ENDED    YEAR ENDED       ENDED
                                                       ---------------------------  -------------  -------------  -----------
                                                       DECEMBER 31,   DECEMBER 31,    APRIL 30,      APRIL 26,    OCTOBER 26,
                                                           1994           1995          1996           1997          1996
                                                       -------------  ------------  -------------  -------------  -----------
                                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................    $   4,675     $    6,356     $   5,758     $     5,263    $   6,155
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............        1,921          5,890         3,583           8,147        3,972
    Non-recurring acquisition costs..................                                                     5,006
    Deferred income taxes............................                                                      (660)
    Extraordinary loss...............................                         700                           798
    Other............................................           92            122
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................       (4,607)        (7,039)        3,098              25          649
      Inventory......................................          370          1,884           302          (3,175)        (458)
      Prepaid expenses and other current assets......         (720)          (284)         (354)            258        1,401
      Accounts payable...............................        4,140          1,541          (339)          4,643        1,729
      Accrued liabilities............................          202          1,942          (930)          1,061           50
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by operating activities....        6,073         11,112        11,118          21,366       13,498
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....                     (37,859)
  Payments of non-recurring acquisition costs........                                                    (4,100)
  Additions to property and equipment, net of
    disposals........................................       (1,716)        (5,675)       (4,423)         (8,938)      (5,485)
  Cash received on the sale of property and
    equipment........................................        2,033
  Other..............................................         (440)         1,147                        (2,739)         541
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash used in investing activities........         (123)       (42,387)       (4,423)        (15,777)      (4,944)
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........        1,269         65,218            82           1,178          372
  Payments of long-term debt.........................       (4,194)        (4,710)                      (23,135)      (3,336)
  Proceeds from (payments of) short-term debt, net...         (134)       (24,684)       (5,844)        (20,343)      (3,378)
  Payment to terminate credit facility...............                        (579)                         (311)
  Payments of dividends at Pooled Companies..........       (2,266)        (3,909)       (1,321)         (6,141)      (2,847)
  Retirement of common stock.........................                                                      (477)
  Capital contributed by stockholders of Pooled
    Company..........................................                         100
  Advances from (to) U.S. Office Products............                                                    44,513
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by (used in) financing
          activities.................................       (5,325)        31,436        (7,083)         (4,716)      (9,189)
                                                       -------------  ------------  -------------  -------------  -----------
Effect of exchange rates on cash and cash
  equivalents........................................                         388                           (29)          (4)
                                                       -------------  ------------  -------------  -------------  -----------
Net increase (decrease) in cash and cash
  equivalents........................................          625            549          (388)            844         (639)
Cash and cash equivalents at beginning of period.....          538          1,163         1,712           1,324        1,324
                                                       -------------  ------------  -------------  -------------  -----------
Cash and cash equivalents at end of period...........    $   1,163     $    1,712     $   1,324     $     2,168    $     685
                                                       -------------  ------------  -------------  -------------  -----------
                                                       -------------  ------------  -------------  -------------  -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................    $   2,349     $    2,703     $     794     $     2,063    $     558
  Income taxes paid..................................    $     437     $      560     $     674     $     3,390    $   1,078


                                                       OCTOBER 25,
                                                          1997
                                                       -----------

Cash flows from operating activities:
  Net income.........................................   $   5,113
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............       3,145
    Non-recurring acquisition costs..................
    Deferred income taxes............................
    Extraordinary loss...............................
    Other............................................
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................      (3,274)
      Inventory......................................      (1,147)
      Prepaid expenses and other current assets......         197
      Accounts payable...............................      (1,682)
      Accrued liabilities............................        (775)
                                                       -----------
        Net cash provided by operating activities....       1,577
                                                       -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....         114
  Payments of non-recurring acquisition costs........        (906)
  Additions to property and equipment, net of
    disposals........................................      (2,456)
  Cash received on the sale of property and
    equipment........................................
  Other..............................................
                                                       -----------
        Net cash used in investing activities........      (3,248)
                                                       -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........       1,709
  Payments of long-term debt.........................      (1,802)
  Proceeds from (payments of) short-term debt, net...         570
  Payment to terminate credit facility...............
  Payments of dividends at Pooled Companies..........
  Retirement of common stock.........................
  Capital contributed by stockholders of Pooled
    Company..........................................
  Advances from (to) U.S. Office Products............        (600)
                                                       -----------
        Net cash provided by (used in) financing
          activities.................................        (123)
                                                       -----------
Effect of exchange rates on cash and cash
  equivalents........................................          11
                                                       -----------
Net increase (decrease) in cash and cash
  equivalents........................................      (1,783)
Cash and cash equivalents at beginning of period.....       2,168
                                                       -----------
Cash and cash equivalents at end of period...........   $     385
                                                       -----------
                                                       -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................   $     364
  Income taxes paid..................................   $   2,063

                            WORKFLOW GRAPHICS, INC.

                                 (IN THOUSANDS)

    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the year ended December 31, 1995 and for the six months ended October 25, 1997. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                       FOR THE     FOR THE SIX
                                                                                     FOR THE FOUR      FISCAL        MONTHS
                                                            FOR THE YEAR ENDED       MONTHS ENDED    YEAR ENDED       ENDED
                                                       ----------------------------  -------------  -------------  -----------
                                                       DECEMBER 31,   DECEMBER 31,     APRIL 30,      APRIL 26,    OCTOBER 26,
                                                           1994           1995           1996           1997          1996
                                                       -------------  -------------  -------------  -------------  -----------
                                                                                                                   (UNAUDITED)
Accounts receivable..................................    $              $  19,106      $              $             $
Inventories..........................................                      17,436
Prepaid expenses and other current assets............                         578
Property and equipment...............................                      21,466
Intangible assets....................................
Other assets.........................................                       4,499
Accounts payable.....................................                      (9,651)
Accrued liabilities..................................                      (3,700)
Long-term debt.......................................
Other long-term liabilities and minority interest....                      (4,424)
                                                       -------------  -------------  -------------  -------------  -----------
      Net assets acquired............................    $              $  45,310      $              $             $
                                                       -------------  -------------  -------------  -------------  -----------
                                                       -------------  -------------  -------------  -------------  -----------
The acquisitions were funded as follows:
Common stock.........................................    $              $   7,451      $              $             $
Cash paid, net of cash received......................                      37,859
                                                       -------------  -------------  -------------  -------------  -----------
    Total............................................    $              $  45,310      $              $             $
                                                       -------------  -------------  -------------  -------------  -----------
                                                       -------------  -------------  -------------  -------------  -----------


                                                       OCTOBER 25,
                                                          1997
                                                       -----------

Accounts receivable..................................   $   1,109
Inventories..........................................          41
Prepaid expenses and other current assets............          26
Property and equipment...............................          84
Intangible assets....................................       1,445
Other assets.........................................
Accounts payable.....................................        (332)
Accrued liabilities..................................        (365)
Long-term debt.......................................         (10)
Other long-term liabilities and minority interest....
                                                       -----------
      Net assets acquired............................   $   1,998
                                                       -----------
                                                       -----------
The acquisitions were funded as follows:
Common stock.........................................   $   2,112
Cash paid, net of cash received......................        (114)
                                                       -----------
    Total............................................   $   1,998
                                                       -----------
                                                       -----------

          See accompanying notes to consolidated financial statements.

                            WORKFLOW GRAPHICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    Workflow Graphics, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Print Management Division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about April 25, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Print Management Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

    The Print Management Division was created by U.S. Office Products in January 1997 and completed seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 to April 1997 (the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income does not include an allocation of interest expense on all debt allocated to the Company. See Note 7 for further discussion of interest expense.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method, and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Intangible assets associated with non-compete agreements are being amortized over their respective terms.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of the Company's Canadian subsidiary company which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of this subsidiary.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 simplifies the standards for computing EPS and makes the presentation comparable to international EPS standards by replacing the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company intends to adopt SFAS No. 128 in the fiscal year ended April 25, 1998. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules. Historical earnings per share has not been presented as such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur on the consummation of the Distribution.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recgonized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of October 25, 1997 and the results of operations and of cash flows for the six months ended October 26, 1996 and October 25, 1997, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued U.S. Office Products common stock to acquire the Pooled Companies. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies all reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                              WORKFLOW
                                                                              GRAPHICS,      POOLED
                                                                                INC.        COMPANIES    COMBINED
                                                                            -------------  -----------  ----------
For the year ended December 31, 1994
  Revenues................................................................   $              $ 154,193   $  154,193
  Net income..............................................................   $              $   4,675   $    4,675
For the year ended December 31, 1995
  Revenues................................................................   $              $ 309,426   $  309,426
  Net income..............................................................   $              $   6,356   $    6,356
For the four months ended April 30, 1996
  Revenues................................................................   $              $ 114,099   $  114,099
  Net income..............................................................   $              $   5,758   $    5,758
For the year ended April 26, 1997
  Revenues................................................................   $    29,373    $ 304,847   $  334,220
  Net income (loss).......................................................   $      (228)   $   5,491   $    5,263
For the six months ended October 26, 1996 (unaudited):
  Revenues................................................................   $              $ 161,798   $  161,798
  Net income..............................................................   $              $   6,155   $    6,155
For the six months ended October 25, 1997 (unaudited):
  Revenues................................................................   $   173,347    $           $  173,347
  Net income..............................................................   $     5,113    $           $    5,113

PURCHASE METHOD

    In 1995, one of the Pooled Companies made an acquisition accounted for under the purchase method for an aggregate purchase price of $45,310, consisting of $37,859 of cash and common stock with a market value of $7,451. The results of this acquisition have been included in the Company's results from its date of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the purchase acquisition completed in 1995 as if it had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Revenues...................................................................     $   319,527
Income before extraordinary items..........................................           5,303
Net income.................................................................           4,603

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        APRIL 30,   APRIL 26,
                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $    1,589  $    1,022
Buildings.............................................................       3,144       4,705
Furniture and fixtures................................................      34,207      42,394
Warehouse equipment...................................................       3,624       1,013
Equipment under capital leases........................................         589         916
Leasehold improvements................................................       2,167       2,933
                                                                        ----------  ----------
                                                                            45,320      52,983
Less: Accumulated depreciation........................................     (13,673)    (19,864)
                                                                        ----------  ----------
Net property and equipment............................................  $   31,647  $   33,119
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $1,904, $4,720, $3,174 and $7,466, respectively.

NOTE 6--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                               APRIL 30,    APRIL 26,   OCTOBER 25,
                                                                 1996         1997         1997
                                                              -----------  -----------  -----------
                                                                                        (UNAUDITED)
Goodwill....................................................   $     496    $     496    $   1,930
Non-compete agreements......................................         287          322          322
Other.......................................................         192          507          506
                                                                   -----   -----------  -----------
                                                                     975        1,325        2,758
Less: Accumulated amortization..............................         (96)        (412)        (499)
                                                                   -----   -----------  -----------
      Net intangible assets.................................   $     879    $     913    $   2,259
                                                                   -----   -----------  -----------
                                                                   -----   -----------  -----------

    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, fiscal year ended April 26, 1997 and the six months ended October 25, 1997 was $17, $74, $44, $204 and $99, respectively.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Credit facilities with banks, average interest rate of 8.4% at
  April 30, 1996........................................................  $  19,201  $
Current maturities of long-term debt....................................      4,314      3,681
                                                                          ---------  ---------
      Total short-term debt.............................................  $  23,515  $   3,681
                                                                          ---------  ---------
                                                                          ---------  ---------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Notes payable, secured by certain assets of the Company, interest rates
  ranging from 7.5% to 13.4%............................................  $  32,037  $   9,283
Capital lease obligations...............................................        385        432
                                                                          ---------  ---------
                                                                             32,422      9,715
Less: Current maturities of long-term debt..............................     (4,314)    (3,681)
                                                                          ---------  ---------
      Total long-term debt..............................................  $  28,108  $   6,034
                                                                          ---------  ---------
                                                                          ---------  ---------

MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998...............................................................  $   3,681
1999...............................................................      5,953
2000...............................................................         36
2001...............................................................         26
2002...............................................................         19
Thereafter.........................................................
                                                                     ---------
      Total maturities of long-term debt...........................  $   9,715
                                                                     ---------
                                                                     ---------

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--CREDIT FACILITIES (CONTINUED)
PAYABLE TO U.S. OFFICE PRODUCTS

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. No interest has been allocated to the Company on the outstanding payable. An analysis of the activity in this account is as follows:

Balance at April 30, 1996..........................................  $
Payments of long-term debt of Pooled Companies upon acquisition....     17,852
Payments of acquisition costs......................................      2,636
Allocated corporate expenses.......................................        320
Normal operating costs paid by U.S. Office Products................         83
                                                                     ---------
Balance at April 26, 1997..........................................  $  20,891
                                                                     ---------
                                                                     ---------

    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 was $1,775.

    U.S. Office Products has charged the Company interest on the short-term payable to U.S. Office Products at the prime rate in effect at the time. The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis. U.S. Office Products has not charged the Company interest on the long-term payable to U.S. Office Products. The Company's financial statements include allocations of interest expense from U.S. Office Products totaling $266 during the year ended April 26, 1997. If the Company had been charged interest on all debt allocated by U.S. Office Products during fiscal 1997, interest expense would have totaled $393.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $44.7 million of debt by U.S. Office Products resulting in the forgiveness of $23.7 million of debt at October 25, 1997, which would be reflected in the financial statements as a contribution of capital by U.S. Office Products. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES

    Domestic and foreign income before provision for income taxes and extraordinary items consist of the following:

                                                                                                          FOR THE
                                                             FOR THE YEAR ENDED        FOR THE FOUR       FISCAL
                                                        ----------------------------   MONTHS ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,      APRIL 30,       APRIL 26,
                                                            1994           1995            1996            1997
                                                        -------------  -------------  ---------------  -------------
Domestic..............................................    $   5,054      $   5,582       $   4,599       $   3,740
Foreign...............................................                       1,441           2,510           5,912
                                                             ------         ------          ------          ------
    Total.............................................    $   5,054      $   7,023       $   7,109       $   9,652
                                                             ------         ------          ------          ------
                                                             ------         ------          ------          ------

    The provision for income taxes consists of:

                                                                                                              FOR THE
                                                               FOR THE YEAR ENDED          FOR THE FOUR       FISCAL
                                                        --------------------------------   MONTHS ENDED     YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,       APRIL 26,
                                                             1994             1995             1996            1997
                                                        ---------------  ---------------  ---------------  -------------
Income taxes currently payable:
  Federal.............................................     $                $                $               $      97
  State...............................................           379              376              460             628
  Foreign.............................................                           (409)             891           3,526
                                                               -----              ---           ------          ------
                                                                 379              (33)           1,351           4,251
                                                               -----              ---           ------          ------
Deferred income tax expense (benefit).................                                                            (660)
                                                               -----              ---           ------          ------
    Total provision for income taxes..................     $     379        $     (33)       $   1,351       $   3,591
                                                               -----              ---           ------          ------
                                                               -----              ---           ------          ------

    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $          $     145
  Allowance for doubtful accounts............................................................                   497
  Accrued liabilities........................................................................                   168
                                                                                               ---------  ---------
    Total current deferred tax assets........................................................                   810
                                                                                               ---------  ---------
Long-term deferred tax liabilities:
  Property and equipment.....................................................................                (1,238)
  Intangible assets..........................................................................                    36
  Other......................................................................................     (4,704)    (3,653)
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (4,704)    (4,855)
                                                                                               ---------  ---------
    Net deferred tax liability...............................................................  $  (4,704) $  (4,045)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                               FOR THE YEAR ENDED          FOR THE FOUR    FOR THE FISCAL
                                                        --------------------------------   MONTHS ENDED      YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,        APRIL 26,
                                                             1994             1995             1996             1997
                                                        ---------------  ---------------  ---------------  ---------------
U.S. federal statutory rate...........................          35.0%            35.0%            35.0%            35.0%
State income taxes, net of federal income tax
  benefit.............................................           7.5              5.4              6.5              6.8
Subchapter S corporation income not subject to
  corporate level taxation............................         (35.0)           (27.7)           (22.6)           (24.6)
Foreign earnings not subject to U.S. taxes............                           (7.3)           (12.4)           (21.4)
Nondeductible acquisition costs.......................                                                             11.8
Foreign taxes.........................................                                            12.5             25.6
Other.................................................                           (5.9)                              4.0
                                                               -----            -----            -----            -----
Effective income tax rate.............................           7.5%             (0.5)%          19.0%             37.2%
                                                                -----            -----           -----             -----
                                                                -----            -----           -----             -----

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                                                          FOR THE
                                                             FOR THE YEAR ENDED        FOR THE FOUR       FISCAL
                                                        ----------------------------   MONTHS ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,      APRIL 30,       APRIL 26,
                                                            1994           1995            1996            1997
                                                        -------------  -------------  ---------------  -------------
Income before extraordinary items per consolidated
  statement of income.................................    $   4,675      $   7,056       $   5,758       $   6,061
Pro forma income tax provision adjustment.............        1,769          1,945           1,607           2,374
                                                             ------         ------          ------          ------
Pro forma income before extraordinary items...........    $   2,906      $   5,111       $   4,151       $   3,687
                                                             ------         ------          ------          ------
                                                             ------         ------          ------          ------

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--LEASE COMMITMENTS

    The Company leases various types of warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                                                 CAPITAL     OPERATING
                                                                                                 LEASES       LEASES
                                                                                               -----------  -----------
1998.........................................................................................   $     216    $   3,915
1999.........................................................................................         150        3,751
2000.........................................................................................          67        3,093
2001.........................................................................................          29        2,612
2002.........................................................................................          22        2,334
Thereafter...................................................................................                    3,467
                                                                                                    -----   -----------
Total minimum lease payments.................................................................         484    $  19,172
                                                                                                            -----------
                                                                                                            -----------
Less: Amounts representing interest..........................................................         (52)
                                                                                                    -----
Present value of net minimum lease payments..................................................   $     432
                                                                                                    -----
                                                                                                    -----

    Rent expense for all operating leases for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $2,112, $6,137, $1,844, and $4,928, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement, and

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED) may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Workflow Distribution. Certain of the obligations of the Company and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off Companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the Company's business, between U.S. Office Products and each Spin-Off Company.

NOTE 11--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For 1994, 1995, the four months ended April 30, 1996 and fiscal 1997, the subsidiaries incurred expenses totaling $444, $602, $179 and $481, respectively, related to these plans.

NOTE 12--STOCKHOLDER'S EQUITY

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. U.S. Office Products, as the sole stockholder of the Company prior to distribution, has approved a new stock option plan for the Company. Upon Distribution, the Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. At April 26, 1997, there were approximately 402,290 options to purchase shares of U.S. Office Products common stock held by Company employees.

    Under the Ledecky Services Agreement, the Board of Directors of U.S. Office Products has agreed that Mr. Ledecky will receive a stock option for Company Common Stock from the Company as of the date of the Distribution. The Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade on the day the Company's Common Stock is first publicly traded.

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:

                                                                                 UNITED
                                                                                 STATES      CANADA      TOTAL
                                                                               ----------  ----------  ----------
For the year ended December 31, 1994:
  Revenues...................................................................  $  154,193  $           $  154,193
  Operating income...........................................................       7,288                   7,288
  Identifiable assets at year-end............................................      51,357                  51,357

For the year ended December 31, 1995:
  Revenues...................................................................  $  196,922  $  112,504  $  309,426
  Operating income...........................................................       7,859       4,596      12,455
  Identifiable assets at year-end............................................      64,301      56,329     120,630

For the four months ended April 30, 1996:
  Revenues...................................................................  $   73,047  $   41,052  $  114,099
  Operating income...........................................................       3,435       5,181       8,616
  Identifiable assets at period end..........................................      66,255      51,694     117,949

For the fiscal year ended April 26, 1997:
  Revenues...................................................................  $  212,749  $  121,471  $  334,220
  Operating income...........................................................       7,010       8,076      15,086
  Identifiable assets at year-end............................................      72,854      52,254     125,108

                            WORKFLOW GRAPHICS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997.

                                                                         YEAR ENDED DECEMBER 31, 1995
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  65,497  $  80,595  $  79,815  $  83,519  $  309,426
Gross profit..............................................     15,770     19,361     19,229     20,107      74,467
Operating income..........................................      2,681      3,296      3,306      3,172      12,455
Net income................................................      1,789      1,529      1,744      1,294       6,356
Pro forma income before extraordinary item (see Note 8)...      1,439      1,229      1,402      1,041       5,111

                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  79,798  $  82,000  $  82,966  $  89,456  $  334,220
Gross profit..............................................     21,717     22,518     22,647     24,159      91,041
Operating income..........................................      4,650      6,085      4,015        336      15,086
Net income (loss).........................................      2,974      3,181      1,847     (2,739)      5,263
Pro forma income (loss) before extraordinary item
  (see Note 8)............................................      2,083      2,228      1,294     (1,918)      3,687

NOTE 15--SUBSEQUENT EVENTS

    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed one business combination accounted for under the purchase method in exchange for U.S. Office Products common stock with a market value on the date of acquisition of approximately $2,112. The results of operations for the six months ended October 25, 1997 include the results of the acquired company from its date of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Distribution and acquisition described above and one probable purchase acquisition had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                                                    FISCAL YEAR
                                                                                                       ENDED
                                                                                                   APRIL 26, 1997
                                                                                                  ----------------
Revenues........................................................................................     $  349,174
Income before extraordinary items...............................................................         10,834

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Astrid Offset Corporation

In our opinion, the accompanying balance sheet and the related statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Astrid Offset Corporation at July 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
February 6, 1998

                           ASTRID OFFSET CORPORATION

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             JULY 31,   OCTOBER 31,
                                                                                               1997        1997
                                                                                             ---------  -----------
                                                                                                        (UNAUDITED)
                                                      ASSETS
Cash.......................................................................................  $     481   $     412
Marketable securities......................................................................        916         904
Accounts receivable........................................................................        954       1,180
Prepaid expenses and other assets..........................................................         74         102
Inventory..................................................................................        241         237
                                                                                             ---------  -----------
      Total current assets.................................................................      2,666       2,835

Property and equipment, net................................................................      1,695       1,582
Other assets...............................................................................         22
                                                                                             ---------  -----------
      Total assets.........................................................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities, long-term debt.........................................................  $     422   $     271
Accounts payable...........................................................................         39         163
Accrued liabilities........................................................................        149          56
Due to officer.............................................................................         55          58
                                                                                             ---------  -----------
      Total current liabilities............................................................        665         548

Long-term debt.............................................................................      1,607       1,606
Deferred income taxes......................................................................        140         145
                                                                                             ---------  -----------
      Total liabilities....................................................................      2,412       2,299

Stockholder's equity:
  Common stock, no par value, 10 shares authorized, issued and outstanding.................         14          14
  Treasury stock...........................................................................     (1,064)     (1,064)
  Retained earnings........................................................................      3,021       3,168
                                                                                             ---------  -----------
      Total stockholder's equity...........................................................      1,971       2,118
                                                                                             ---------  -----------
                                                                                             ---------  -----------
      Total liabilities and stockholder's equity...........................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                              STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                                    YEAR ENDED       OCTOBER 31,
                                                                                     JULY 31,    --------------------
                                                                                       1997        1996       1997
                                                                                    -----------  ---------  ---------
                                                                                                     (UNAUDITED)
Sales.............................................................................   $  10,022   $   2,400  $   2,566
Cost of sales.....................................................................       5,850       1,306      1,378
                                                                                    -----------  ---------  ---------
  Gross profit....................................................................       4,172       1,094      1,188
Selling, general and administrative expenses......................................       1,819         370        419
                                                                                    -----------  ---------  ---------
  Operating income................................................................       2,353         724        769
Other (income) expense:
  Interest expense................................................................         252         123          6
  Interest income.................................................................         (74)        (10)        (9)
  Realized and unrealized (gains) losses..........................................        (257)        (69)        13
                                                                                    -----------  ---------  ---------
Income before taxes on income.....................................................       2,432         680        759
Provision for city income taxes...................................................          87          11         19
                                                                                    -----------  ---------  ---------
Net income........................................................................   $   2,345   $     669  $     740
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes........................................   $   2,432   $     680  $     759
  Pro forma Provision for income taxes............................................         973         272        304
                                                                                    -----------  ---------  ---------
    Pro forma net income..........................................................   $   1,459   $     408  $     455
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                                                         TOTAL
                                                                      COMMON    TREASURY   RETAINED   STOCKHOLDER'S
                                                                       STOCK      STOCK    EARNINGS      EQUITY
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1996.............................................  $      14  $  (1,064) $   2,798   $    1,748

  Net income.......................................................                            2,345        2,345
  Distributions....................................................                           (2,122)      (2,122)
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1997.............................................         14     (1,064)     3,021        1,971

  Net income.......................................................                              740          740
  Distributions....................................................                             (593)        (593)
                                                                     ---------  ---------  ---------  ------------
Balance, October 31, 1997 (unaudited)..............................  $      14  $  (1,064) $   3,168   $    2,118
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                               YEAR ENDED       OCTOBER 31,
                                                                                JULY 31,    --------------------
                                                                                  1997        1996       1997
                                                                               -----------  ---------  ---------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income.................................................................   $   2,345   $     669  $     740
  Adjustments to net income to net cash provided by (used in) operating activities:
    Depreciation and amortization............................................         475          76        135
    Unrealized/realized (gain) loss on sale of marketable trading
      securities.............................................................        (257)        (69)        13
      Deferred income taxes..................................................          32           4          5
    Changes in operating assets and liabilities:
      Marketable trading securities..........................................           4          (1)        (1)
      Accounts receivable....................................................        (192)       (506)      (226)
      Prepaid and other assets...............................................         (54)        (42)       (28)
      Inventory..............................................................         (26)       (116)         4
      Accounts payable and accrued liabilities...............................        (155)        (98)        31
      Due to officer.........................................................          (3)                     3
                                                                               -----------  ---------  ---------
        Net cash provided by (used in) operating activities..................       2,169         (83)       676
                                                                               -----------  ---------  ---------
Cash flow from financing activities:
  Principal payments on long-term debt.......................................        (525)        (85)      (152)
  Distributions to stockholder...............................................      (2,122)       (391)      (593)
                                                                               -----------  ---------  ---------
        Net cash used in financing activities................................      (2,647)       (476)      (745)
                                                                               -----------  ---------  ---------
Net decrease in cash.........................................................        (478)       (559)       (69)
Cash and cash equivalents, beginning of year.................................         959         959        481
                                                                               -----------  ---------  ---------
Cash and cash equivalents, end of year.......................................   $     481   $     400  $     412
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest.....................................................   $      74   $      24  $      27
  Cash paid for taxes........................................................   $      54   $      13  $      11
Supplemental disclosure of non-cash transaction:
  Purchase of machinery and equipment for Note Payable.......................   $   1,550   $   1,550

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

    Astrid Offset Corporation (the "Company") is a manufacturer and wholesale vendor of sheet-fed offset printing and envelopes. The Company's sales are to trade customers primarily in the greater New York City area.

    On February 2, 1998, the Company entered into a Letter of Intent with U.S. Office Products Company ("U.S. Office Products") for the potential sale of Astrid Offset Corporation to U.S. Office Products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's financial statements are prepared on the accrual basis of accounting, whereby revenues and related assets are generally recognized when products are completed and shipped and expenses and related liabilities are recognized when the obligations are incurred.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives of three to seven years.

INCOME TAXES

    The Company has elected S-Corporation status as defined by the Internal Revenue Code and states whereby the stockholder is taxed on his proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to New York City income tax which has been appropriately reflected in the financial statements.

    Deferred income taxes are provided in recognition of timing differences between financial statements and tax reporting of income and expense items since the Company files its New York City income tax returns on a cash basis.

    The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Income Taxes", as if the Company had been subject to federal income taxes for the entire periods presented.

FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value.

MARKETABLE SECURITIES

    The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading, accordingly, any realized or unrelated gains and losses are recorded in the period incurred.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the three month periods ended October 31, 1996 and 1997 has been prepared from the unaudited financial records of the Company and in the opinion of management, reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods presented.

CONCENTRATIONS OF CREDIT RISKS

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations to reduce the risk of loss. At July 31, 1997, $515 of the accounts receivable balance relates to one customer and its subsidiaries.

    The Company maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100. At July 31, 1997, the Company has no uninsured cash balances.

3. INVENTORY

    Inventory consists of the following:

                                                                                        JULY 31,
                                                                                          1997
                                                                                       -----------
Raw materials........................................................................   $     159
Work-in-process......................................................................          82
                                                                                            -----
                                                                                              241
                                                                                            -----
                                                                                            -----

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

Machinery and equipment.............................................  $   4,699
Furniture and fixtures..............................................         80
Computer equipment..................................................         64
Leasehold improvements..............................................        206
Delivery equipment..................................................         31
                                                                      ---------
                                                                          5,080
Accumulated depreciation............................................     (3,385)
                                                                      ---------
                                                                      $   1,695
                                                                      ---------
                                                                      ---------

    Depreciation expense for the year ended July 31, 1997 was $304.

5. LONG-TERM DEBT

    The long-term debt consists of the following:

                                                                                                           JULY 31,
                                                                                                             1997
                                                                                                           ---------
Instrument note to Summit Leasing Corp. payable in monthly installments of $9 including interest at 7.95%
  per annum. Note is collateralized by Komori Lithrone two-color press, with note maturing March
  1998. .................................................................................................  $      70
Installment note to Komar Leasing Corp. payable in monthly installments of $25 including interest at 8.9%
  per annum. Note is collateralized by Komori six-color press with the note maturing July 2004...........      1,385
Installment note to Emanuel Rosenbaum payable in monthly installments of $9 including interest at 10% per
  annum. The note matures October 1997. .................................................................         26
Note payable to Emanuel Rosenbaum due September 2000 with payment of interest only at 10% until September
  1997, monthly payments of $17 thereafter. Note is secured by treasury stock. ..........................        548
                                                                                                           ---------
                                                                                                               2,029
Current maturities.......................................................................................        422
                                                                                                           ---------
                                                                                                           $   1,607
                                                                                                           ---------
                                                                                                           ---------

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
    Principal payments required under long-term debt obligations are as follows:

1998................................................................  $     422
1999................................................................        372
2000................................................................        409
2001................................................................        268
2002-2004...........................................................        558
                                                                      ---------
                                                                      $   2,029
                                                                      ---------
                                                                      ---------

6. LEASE COMMITMENTS

    In June 1997, the Company entered into a lease agreement for its primary office facility. The lease terms requires annual payments of $384 (or $32 monthly) through 2007.

7. RELATED PARTY TRANSACTIONS

    The Company's stockholder is the trustee for the profit sharing plan maintained by the Company.

    The Company's largest customer, United Envelope, is a subsidiary of U.S. Office Products Company and represents $515 of the Company's July 31, 1997 accounts receivable balance.

8. TREASURY STOCK

    In September 1990, the Company purchased common stock in the amount of $1,064 from its former stockholder. The Company has a note outstanding in connection with this treasury stock purchase.

9. EMPLOYEE BENEFIT PLAN

    In April 1991, the Company established a profit sharing plan. Contributions by the Company are discretionary and cannot exceed 15% of the total plan compensation of all participants.

10. SUBSEQUENT EVENTS

    Shareholder distributions of $595 were made during the period of November 1, 1997, through January 31, 1998.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

SEC Registration...................................................................  $  10,243
Nasdaq Listing Fee.................................................................  $   *
Legal Fees and Expenses............................................................  $   *
Accounting Fees and Expenses.......................................................  $   *
Printing Fees and Expenses.........................................................  $   *
Miscellaneous......................................................................  $   *
                                                                                     ---------
      Total........................................................................  $   *

------------------------

    *To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of the Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Certificate of Incorporation states that directors of Workflow Graphics will not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the Bylaws provides that Workflow Graphics shall indemnify its officers and directors (and those serving at the request of the Company as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Workflow Graphics, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Workflow Graphics unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Company Board otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Workflow Graphics in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palm Beach, State of Florida, on February 13, 1998.

                                WORKFLOW GRAPHICS, INC.

                                By:  /s/ THOMAS B. D'AGOSTINO
                                     -----------------------------------------
                                     Name: Thomas B. D'Agostino
                                     TITLE: CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer
   /s/ THOMAS B. D'AGOSTINO       (Principal Executive            2/13/98
------------------------------    Officer); Director

                                Chief Financial Officer
    /S/ MICHAEL B. FELDMAN        (Principal Financial and        2/13/98
------------------------------    Accounting Officer)

                                 EXHIBIT INDEX

   EXHIBIT                                                  DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

      3.1*   Certificate of Incorporation

      3.2*   Bylaws

      4.1*   Form of certificate representing shares of Common Stock

        5*   Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

        8*   Tax opinion of Wilmer, Cutler & Pickering

     10.1*   Form of Distribution Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
               Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

     10.2*   Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
               Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

     10.3*   Form of Tax Indemnification Agreement among Workflow Graphics, Inc., Paradigm Concepts, Inc., TDOP, Inc.
               and School Specialty, Inc.

     10.4*   Form of Employee Benefits Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
               Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

      10.5   Agreement dated as of January 24, 1997 between SFI Corp. and Thomas B. D'Agostino

      10.6   Agreement dated as of January 24, 1997 between Hano Document Printers, Inc. and Timothy L. Tabor

     10.7*   Agreement dated as of January 13, 1998 between U.S. Office Products Company and Jonathan J. Ledecky

       21*   Subsidiaries of Registrant

     23.1*   Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto

      23.2   Consent of Price Waterhouse LLP

      23.3   Consent of KPMG Peat Marwick LLP

      23.4   Consent of Hertz, Herson & Company LLP

      23.5   Consent of KPMG Peat Marwick LLP

      23.6   Consent of Jonathan J. Ledecky to be named as a director

      23.7   Consent of Timothy L. Tabor to be named as a director

      23.8   Consent of Gus J. James, II to be named as a director

      23.9   Consent of Thomas A. Brown, Sr. to be named as a director

        27   Financial data schedule

------------------------

*   To be filed by amendment.